SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
Act of 1934

Filed by the Registrant [x]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[x] Preliminary proxy statement          [ ] Confidential, for use of the
      (Revision number 2)                Commission only (as permitted by
                                         Rule 14a-6(e)(2)

[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SCRIPTEL HOLDING, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rules 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

1.  Title of each Class of Securities to which transaction applies:
2.  Aggregate number of securities to which transaction applies:
3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4.  Proposed maximum aggregate value of transaction:
5.  Total fee paid:

[x] Fee paid previously with preliminary materials.
[ ] Check box, if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.  Amount Previously Paid:
2.  Form, Schedule or Registration Statement No.:
3.  Filing Party:
4.  Date Filed:

                         SCRIPTEL HOLDING, INC.
                          4153 Arlingate Plaza
                          Columbus, Ohio 43228

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           September 24, 1996


The 1996 annual meeting of stockholders of Scriptel Holding, Inc.
("Scriptel") will be held at the Holiday Inn West, 2350 Westbelt Drive, Columbus, Ohio on September 24, 1996 at 9 AM, local time for the following purposes:

1. To elect one Director of the class whose two-year term of office will expire in 1998, and one Director to the class whose three-year term of office will expire in 1999, or until successors are qualified and elected;

2. To amend Scriptel's Certificate of Incorporation to increase the number of authorized shares to 125,000,000 shares of Common Stock;

3. To amend Scriptel's Certificate of Incorporation to authorize a class of 15,000,000 shares of undesignated Preferred Stock;

4. To approve the amendment to the 1993 Stock Option Plan to increase the number of shares which may be issued under the Plan to 7,500,000 shares;

5. To appoint Norman, Jones, Enlow & Co. as Scriptel's independent public accountants for the fiscal year ending December 31, 1996; and

6. To transact other business that may properly come before the meeting or any adjournment thereof.

The holders of record of the Common Stock at the close of business on July 26, 1996 have the right to receive notice of and to vote at the annual meeting and at any adjournments thereof.

The accompanying document contains the Proxy Statement of Scriptel for the 1996 annual meeting of stockholders.

The Board of Directors unanimously recommends a vote "FOR" each of the proposals submitted and in favor of the director nominees named herein.

Your vote is important regardless of the number of shares you hold. Kindly sign the enclosed Proxy and return it at once in the enclosed stamped envelope. If you attend the meeting, you may revoke your Proxy and vote your shares in person.

                                   By Order of the Board of Directors

                                   Dr. Philip A. Schlosser, Secretary

Columbus, Ohio
August 24, 1996

                            PROXY STATEMENT
                           SCRIPTEL HOLDING, INC.

                     SOLICITATION OF PROXIES OF STOCKHOLDERS

                     September 24, 1996



INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Scriptel Holding, Inc., a Delaware corporation ("Scriptel" or the "Company" ), of proxies to be voted at its 1996 Annual Meeting of stockholders to be held on September 24, 1996 and at all adjournments thereof (the "Annual Meeting"). The 1996 Annual Meeting of stockholders of Scriptel will be held at the Holiday Inn West, 2350 Westbelt Drive, Columbus, Ohio on September 24, 1996 at 9 AM, local time. The purposes of this solicitation are to obtain stockholder action upon (i) electing one Director for the term of office expiring in 1998 and one Director for the term of office expiring in 1999; (ii) amending Scriptel's Certificate of Incorporation to increase the number of authorized shares to 125,000,000 shares of Common Stock; (iii) amending Scriptel's Certificate of Incorporation to authorize a class of 15,000,000 shares of undesignated Preferred Stock; (iv) approving the amendment to the 1993 Stock Option Plan to increase the number of shares which may be issued under the Plan to 7,500,000 shares; (v) appointing Norman, Jones, Enlow & Co. as Scriptel's independent public accountants for the fiscal year ending December 31, 1996; and (vi) such other business as may properly come before the meeting.

     Scriptel's principal executive offices are located at 4153 Arlingate Plaza, Columbus Ohio 43228 and its telephone number is (614) 276-8402.

     Only Scriptel stockholders of record at the close of business on July 26, 1996 will be entitled to vote at the Annual Meeting. On that date, approximately 23,680,213 shares of Common Stock were issued and outstanding and entitled to vote at the Annual Meeting, each of which is entitled to one vote. This Proxy Statement and the Proxy are being delivered to stockholders beginning on August 24, 1996.

     This solicitation is being made by Scriptel. In addition to solicitation by mail, directors, officers, and employees of Scriptel may solicit written proxies from the stockholders of Scriptel personally or by telephone. Scriptel will bear the expense of preparing and printing this Proxy Statement and will cause this Proxy Statement to be delivered to its stockholders.

     Stockholders of Scriptel are urged to sign and return the enclosed Proxy promptly in the enclosed envelope to make certain that their shares will be voted at the meeting. Shares which are the subject of properly executed proxies will be voted in accordance with any specification made thereon; if no specification is made, such shares will be voted in favor of electing the director nominees named in this Proxy Statement and "FOR" the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock, the amendment to the Certificate of Incorporation to authorize a class of Preferred Stock, approval of the amendment to the 1993 Stock Option Plan, and appointment of Norman, Jones, Enlow & Co. as Scriptel's independent public accountants. Any stockholder has the right to revoke his or her Proxy (a) by written notice to the President or Secretary of Scriptel received before the Annual Meeting convenes, (b) by submitting (before the time the vote is taken) a later dated Proxy or (c) by appearing at the Annual Meeting and giving notice of his or her intention to vote in person. A stockholder's presence at the Annual Meeting, however, will not operate to revoke a proxy.

     The Board of Directors of Scriptel is not aware of any business to be acted upon at the Annual Meeting other than the items referred to herein. If, however, other matters are properly brought before the Annual Meeting or any adjournment thereof, the persons authorized to vote shares that are the subject of written Proxies will have discretion to vote or act thereon according to their best judgment.

     A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock of the Company, represented in person or by proxy, will constitute a quorum of stockholders at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares of Common Stock on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The director nominees who receive the greatest number of votes cast in person or by proxy at the Annual Meeting shall be elected directors of the Company. The vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock and the amendment to the Certificate of Incorporation to authorize a class of Preferred Stock. The vote required for the approval of the amendment to the Stock Option Plan and the appointment of Scriptel's independent public accountants is the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. For purposes of determining the approval of any matter submitted to the stockholders for a vote, abstentions will be treated as shares of Common Stock that have been withheld for the purpose of electing directors and as voted against approval of the amendments to the Certificate of Incorporation, against approval of the amendment to the 1993 Stock Option Plan, and against the appointment of Scriptel's independent public accountants.

ELECTION OF DIRECTORS

     Scriptel's Board of Directors presently consists of three (3) serving directors divided into three classes, consisting of one, one and one member, respectively, of nine (9) available Board seats. Four vacancies on the board of Directors were created by resignation during 1995. An additional two vacancies were created by resignation in 1996 The Board of Directors has not filled the vacancies. The Board of Directors is conducting a search for qualified persons to fill the remaining vacancies. Two of the vacancies may be filled at the direction of Everest Securities, Inc. ("Everest"), under Scriptel's exclusive investment banking relationship agreement with Everest. Everest has not yet named these individuals to the Board of Directors. In accordance with Delaware law, the Company's bylaws state that Board vacancies may be filled on approval by a majority of the directors then in office. Under this provision, the Board has agreed to accept the nominees by Everest once they are named. Proxies may not be voted for a greater number of persons than the number of nominees named.

     The following table sets forth certain information as of July 26, 1996 regarding the nominees for election as members of the Board of Directors as well as directors whose terms of office will continue after the meeting:

                        Principal Occupation in Past 5 Years,
Name                    Other Directorships, and Age           Director Since

   NOMINEE FOR THE TERM TO EXPIRE IN 1998
Bernard Eckstein      Chairman and Chief Executive Officer          1992
                      of the Company since May 1996. He was a self-employed financial consultant from October 1995 to May 1996.
                      Prior to that he was Treasurer of Qualstan Corporation
                     (residential construction development) for over
                      five years; age 58.

   NOMINEE FOR THE TERM TO EXPIRE IN 1999
Philip A. Schlosser,    Executive Vice President- Research          1992
Ph.D. and Development; Secretary of the Company for more than five years; age 53.

   DIRECTOR WHOSE TERM EXPIRES IN 1997
J. Vance Holloway   President and Chief Operating Officer           1992
                    of the Company since May 1996.  President and Chief
                    Operating Officer of Scriptel Corporation since May 1993.
                    Prior to joining the Company, Mr. Holloway was employed for more than five years by NCR Corporation holding his most recent position as Consulting Director, Strategic
                    Planning of Workstation Products Division; age 59.


     Executive officers of the Company at July 26, 1996 include the three directors named above and also Edward Palmer and Frederick A. Niebauer. Mr. Palmer, age 53, has been Vice President and Chief Information Officer of the Company since January 1994. Prior to joining the Company, Mr. Palmer was Director of Marketing for the U.S. Group of AT&T Global Information Systems (formerly NCR Corp.) for more than five years. Mr. Niebauer, age 46, was appointed Treasurer of the Company on October 27, 1994. From September 1993 to the time he joined the Company in September 1994, Mr. Niebauer was a self-employed financial consultant. From April 1987 until September 1993, Mr. Niebauer served as Director of Financial Reporting for Ranco Incorporated, a large, privately-owned, international manufacturer.

     During the year ended December 31, 1995, the Board of Directors met on eight (8) occasions and took various actions by unanimous consent. The Board of Directors has assigned certain responsibilities to an Audit Committee and a Compensation Committee. All of the current directors attended in excess of 75% of the Board and relevant committee meetings held during 1995. In addition to holding regular committee meetings, the Board members also reviewed and considered company matters and documents and communicated with each other wholly apart from the meetings.

     The Audit Committee of the Board of Directors is presently vacant. During 1995 it was comprised of Bernard Eckstein, and, until April 1995, Joseph F. Caligiuri also served on the Audit Committee. Mr. Caligiuri resigned from the Board of Directors in April 1995. The Audit Committee held four (4) meetings during 1995. The functions of the Audit Committee include recommending the appointment of the Company s independent accountants , reviewing the scope of the audit and evaluating the recommendations by the independent accountants on matters relating to internal controls and procedures.

     The Compensation Committee of the Board of Directors is presently vacant. During 1995 it was comprised of Bernard Eckstein, and, until May 1995, the Compensation Committee also included M. Kathy Vieth and Lawrence Lieberman, both of whom resigned from the Board of Directors in May 1995. The Compensation Committee held three (3) meetings during 1995. The Committee also took various actions during the year as part of regular Board meetings.

     Four individuals resigned from the Board of Directors of Scriptel Holding, Inc. in 1995. By letter dated April 17, 1995, Mr. Joseph F. Caligiuri resigned from the Board. Mr. Caligiuri cited contrasting business philosophies and approaches as a factor leading to his resignation. No specific disagreements were mentioned. Ms. M. Kathy Vieth and Mr. Lawrence Lieberman resigned from the Board in May 1995, citing the time demands of other commitments. In June 1995, Ms. Deborah Triant resigned from the Board. No reasons were stated in her letter.

     Under the terms of a May 1993 agreement with Woodbridge & Associates, a financial public relations firm, ("Woodbridge") the Company agreed to the designation of one director nominee by Woodbridge. In August 1995, under the terms of this agreement, Mr. Kevin Woodbridge filled the vacancy caused by the resignation of Mr. Caligiuri. In June 1996, Mr. Woodbridge resigned from the Board. No reasons were stated.

     Two individuals, in addition to Mr. Woodbridge, resigned from the Board in 1996. Mr. Thomas J. Leukart resigned from the Board on
April 4, 1996. On that date, the Company sold its former wholly-owned subsidiary Ampsco Corporation to a company headed by Mr. Leukart.


     Mr. James W. France, Jr., the Company's former Chairman, President and Chief Executive Officer resigned from the Board on May 15, 1996, citing personal reasons. The Company has executed a severance and consulting agreement with Mr. France under which Mr. France received a severance package of: continuation of his salary through September 1996, cancellation of all old options (a total of 1,425,467 options including 800,000 he relinquished in 1996) held by Mr. France and issuance of new options to purchase a total of 1,500,000 shares of Common Stock at $0.68 per share and which expire in May 1999, severance pay of $150,000, and cancellation of all of the Company's notes receivable (approximately $150,000) and advances receivable (approximately $100,000) from Mr. France. The Company has engaged Mr. France to act as a consultant in arranging financings for the Company. If these efforts are successful, Mr. France will receive in cash 9% of the amount raised (which will first be used to pay the severance costs outlined above) plus an additional $150,000 if more than $5 million is raised by year end. Bernard Eckstein, a director of the Company since 1992, has been appointed as the Company's Chairman and Chief Executive Officer. J. Vance Holloway, President and Chief Operating Officer of Scriptel Corporation, has been appointed as President and Chief Operating Officer of Scriptel Holding, Inc.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO INCREASE THE AUTHORIZED COMMON STOCK

     The Board of Directors has recommended that action be taken by the stockholders to amend the Certificate of Incorporation of Scriptel to increase the authorized shares of Common Stock, $.10 par value, from 50,000,000 to 125,000,000 shares which the Company shall have authority to issue from time to time.


     The increase in the number of authorized shares of Common Stock is believed by the Board of Directors to be essential in order to provide flexibility of action in the future and to enable the Company to act promptly in connection with financings and such other corporate matters involving the issuance of Common Stock as the Board of Directors may deem advisable. At present, there are sufficient shares authorized for issuance in the event all exercisable stock options and warrants were exercised and convertible debt were exchanged for equity. There is a small amount of authorized shares available for current financings of the Company, should any arise. But the Company has no available authorized shares to provide flexibility should a major financing occur, or for any other corporate purpose. The Company has committed to make authorized shares available for approximately 15,200,000 additional options or warrants as required by agreements with major creditors in 1996, or by agreements in 1996 with creditors, directors, officers, employees and other option and warrant holders to replace options or warrants those individuals relinquished in 1996 to provide available authorized shares for the Company's financing efforts. (See table and description below.) The Company expects to meet these commitments from the first available authorized shares, whether from expiration of currently outstanding options or warrants, or from an increase approved by stockholders. In addition, the Company anticipates that approximately 5,000,000 authorized shares will be reserved for issuance under the 1993 Stock Option Plan if stockholders approve the proposals to increase the authorized shares and the number of options which may be issued under the 1993 Stock Option Plan.


     Under the Company's Certificate of Incorporation and Bylaws, the Board of Directors of the Company has broad power to issue shares; commit to issue shares through issuance of options, warrants, and convertible debt; and set the pricing of any of these transactions, all without further approval of stockholders except as may be required by law. The following table and accompanying descriptive footnotes outline the Company's current use and availability of its authorized shares from December 31, 1995 and until August 9, 1996 (the most recent practicable date). The table and footnotes also summarize the additional commitments the Company has made for use of authorized shares, which commitments are contingent upon the availability of authorized shares. IF STOCKHOLDERS APPROVE THE PROPOSED INCREASE IN AUTHORIZED SHARES, THE BOARD OF DIRECTORS INTENDS TO ISSUE OPTIONS OR WARRANTS TO FULFILL EACH AND ALL OF THESE CONTINGENT COMMITMENTS WITHOUT FURTHER APPROVAL BY STOCKHOLDERS. IN EFFECT, BY VOTING FOR THE PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES, STOCKHOLDERS ARE RATIFYING THE BOARD'S INTENTION TO SATISFY THE COMMITMENTS. ALSO, BY VOTING FOR THE PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES, STOCKHOLDERS WILL BE DEEMED TO BE IMPLICITLY APPROVING THE AGREEMENTS UNDERLYING THE COMPANY'S COMMITMENTS, AND WILL BE PRECLUDED FROM OBJECTING TO THE AGREEMENTS AT A FUTURE DATE. Further descriptions of the changes in use or availability of authorized shares, and the contingent commitments for use of authorized shares are included in this Proxy Statement under the heading "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS" below.



Common Stock Commitments:

                                                                    Further
                                                                Commitments
                                                                 For Use Of
                                                                 Authorized
                                  Authorized      Available          Shares
                                      Shares     Authorized   Contingent On
                                        Used         Shares    Availibility
                               -------------   ------------    ------------
Shares outstanding plus
commitments to issue shares
on existing convertible debt,
options, or warrants at
December 31, 1995, per
annual report                    49,817,618        182,382            None

Issuance of shares to an
officer, director, and founder
(Note 1)                            100,000       (100,000)            ---

Options and warrants cancelled
under agreements, subject to
reissuance under more favorable
terms upon availability of
authorized shares:
  Mr. Gerald S. Jacobs (Note 2)    (853,125)       853,125         853,125
  Mr. James W. France,Jr.(Note 3)  (800,000)       800,000         800,000
  Mr. Walter T. Krumm (Note 4)     (800,000)       800,000         800,000
  Mr. Kevin Woodbridge (Note 5)    (500,000)       500,000         500,000

Sale of Common Shares to
foreign investors under the pro-
visions of Regulation S (Note 6)  2,357,000     (2,357,000)            ---

Warrants issued to agent in sale
of Common Stock to foreign
investors (Note 6)                  117,850       (117,850)            ---

Rescission of sales of Common
Shares to certain foreign investors
(Note 6)                           (302,500)       302,500             ---

Extension and repricing of
certain convertible debt (Note 7)    87,358        (87,358)            ---

Issuance of common shares to
settle accounts payable (Note 8)     43,080        (43,080)            ---

Stock grant to employees (Note 9)    44,000        (44,000)            ---

Issuance of Common Shares to
obtain title to certain leased
equipment (Note 10)                  60,000        (60,000)            ---

Agreement to issue warrants to
Mr. Gerald S. Jacobs, contingent
upon availability of authorized
shares (Note 2)                         ---            ---       3,600,000

Agreement to issue warrants to
Sonata Investment Company, Ltd.,
contingent upon availability of
authorized shares (Note 2)              ---            ---       2,400,000

Expiration of options and warrants
through July 31, 1996 (Note 11)  (1,863,478)     1,863,478             ---

Issuance of warrants to satisfy
part of the contingent issuance
to Mr. Gerald S. Jacobs
(Note 11)                           464,000       (464,000)       (464,000)

Issuance of options and warrants
through July 31, 1996 (Note 12)   1,141,533     (1,141,533)            ---

Agreement to issue warrants to
Sonata Investment Company, Ltd.,
contingent upon availability of
authorized shares (Note 13)             ---            ---         500,000

Agreement to issue warrants to
a consultant, contingent upon
availability of authorized shares
(Note 14)                               ---            ---         500,000

Agreement to issue options to
Mr. Bernard Eckstein, Chairman
of the Company, contingent upon
availability of authorized shares
(Note 15)                               ---            ---         500,000

Agreements with officers, employees,
and consultants to release authorized
shares represented by options and
warrants held by them; commitment
to allow exercise of the options and
warrants contingent upon availability
of authorized shares (Note 16)    (2,616,147)    2,616,147       2,616,147

Agreements with officers, employees,
and consultants to issue new options
equal to the quantities released, con-
tingent upon availability of authorized
shares (Note 16)                         ---           ---       2,616,147

Issuance of shares to foreign
investors upon conversion of
debentures issued under the provisions
of Regulation S (Note 17)            885,858      (885,858)            ---

Issuance of warrants to agent for
converted debentures (Note 17)        88,586       (88,586)            ---

Issuance of convertible debentures
to foreign investors under the
provisions of Regulation S
(Note 17)                            895,000      (895,000)            ---

Agreement to issue options to
officers and employees as a result
of deferral of part of their salary,
contingent upon availability of
authorized shares (Note 18)          195,000      (195,000)            ---
                                   ---------    -----------     -----------
Totals                            48,561,633     1,438,367      15,221,419

Notes to the table of common stock commitments:

(1) The Company issued 100,000 shares in January 1996 to Mr. Philip A. Schlosser, a founder, director, and officer of the Company, as additional compensation for his service since the Company was founded. The value of this stock, $75,000, was expensed in January 1996 when it was issued.

(2) The Company entered into an agreement with Mr. Gerald S. Jacobs ("Mr. Jacobs"), and Standard Energy Company (owned by Mr. Jacobs) as amended March 29, 1996. This agreement compensates Mr. Jacobs as an individual for his help personally or through companies he owns or is affiliated with in providing debt financing to the Company over the last several years, patience in not demanding repayment of those loans, cooperation with other matters, and for relinquishing a part of his currently owned options or warrants for cancellation so that the Company could use the authorized shares reserved for such options in its current financings.

     The agreement requires the Company to issue to Mr. Jacobs, or his nominee, warrants to purchase 3,600,000 common shares at a price of $0.75 per share, and which will expire six years after issuance. It also requires the Company to issue to Sonata Investment Company, Ltd. (the holder of $151,000 of convertible notes, and an affiliate of Mr. Jacobs) warrants to purchase 2,400,000 common shares at a price of $0.50 per share, and which will expire six years after issuance. The warrants to Mr. Jacobs and Sonata are contingent upon the Company having available authorized shares, which authorized shares shall be obtained from the first-expiring options or warrants or through approval by the Company's stockholders of additional authorized shares at any time in sufficient amount to cover this commitment, or both. The Company has agreed to use its best efforts to obtain the requisite shares.

     Management estimates the value of the 3,600,000 warrants to be issued to Mr. Jacobs as approximately $2,272,000 if issued now and assuming current market prices; because of the uncertainties relating to the requirement for available authorized shares, the actual value to be recorded is not known, and will be recorded only when these contingencies are resolved and the warrants are actually issued. Management estimates the value of the 2,400,000 warrants to be issued to Sonata Investment Company, Ltd. as approximately $1,545,000 if issued now and assuming current market prices; because of the uncertainties relating to the requirement for available authorized shares, the actual value to be recorded is not known, and will be recorded only when these contingencies are resolved and the warrants are actually issued.


     Mr. Jacobs agreed to surrender up to a total of 1,000,000 options or warrants he currently owns, if the Company needs additional authorized shares to issue in its current financings, of which 853,125 have been relinquished and cancelled. The Company agreed to reissue the 853,125 options when, as and if authorized shares are first available as set forth above. The new options would be exercisable at a price of $0.75 per share and would expire six years after issuance under these provisions. These terms are more favorable than the terms of the options surrendered.

     This agreement also specifies that all options and warrants currently owned by Mr. Jacobs, and by Donna L. Sanger, a vice president of Standard Energy Company, will be reissued with a new expiration date of October 1, 2001 and with a new price of $1.00 per share. At December 31, 1995, Mr. Jacobs owned 2,190,000 warrants and 1,956,000 options at prices ranging from $1.51 to $2.62 per share which expire at various dates through October 29, 2000. At December 31, 1995, Ms. Sanger owned 65,000 warrants and 63,500 options at prices ranging from $1.51 to $2.50 per share and which expire at various dates through July 12, 2000. The options and warrants were repriced and reissued as of February 29, 1996. The Company recorded the $392,000 estimated value of these transactions as a finance charge in the first quarter of 1996. The Company's commitments to issue warrants to Mr. Jacobs and Sonata will be met from the first available authorized shares, whether arising from expiration of currently existing options or warrants or at such time as stockholders approve an amendment to the Certificate of Incorporation increasing the amount of authorized shares. The creditors have not indicated the consequences to the Company if the commitments cannot be met.

     The authorized shares represented by the relinquished options were used by the Company in a sale of Common Stock to foreign investors (see
Note 6 below).

(3) Mr. James W. France, Jr., ("Mr. France"), the Company's former Chairman, also relinquished 800,000 of the options he owned so that the Company could use the freed up authorized shares in its current financings. These options, priced at $1.74 per share and expiring in July 2000, were cancelled. The Company agreed to reissue the options when, as and if authorized shares become available, at an exercise price of $0.75 per share and with an expiration date six years after their reissuance under these provisions. These terms are more favorable than the terms of the options surrendered. The authorized shares represented by the relinquished options were used by the Company in a sale of Common Stock to foreign investors (see Note 6 below).

(4) Mr. Walter T. Krumm, ("Mr. Krumm"), a major creditor of the Company, also relinquished 800,000 of the options he owned so that the Company could use the freed up authorized shares in its current financings. These options, priced at $1.69 to $1.70 per share and expiring in 1998, were cancelled. The Company agreed to reissue the options when, as and if authorized shares become available, at an exercise price of $0.75 per share and with an expiration date six years after their reissuance under these provisions. These terms are more favorable than the terms of the options surrendered. The authorized shares represented by the relinquished options were used by the Company in a sale of Common Stock to foreign investors (see Note 6 below).

(5) Mr. Kevin Woodbridge, ("Mr. Woodbridge"), a director of the Company at the time, entered into an agreement with the Company. This agreement, including provisions to reprice and reissue all of the options owned by Mr. Woodbridge, was approved by the Board in April 1996. This is additional compensation for his continuing to operate under a consulting contract with the Company without receiving his retainer fee for eight months, relinquishing part of his retainer and part of his stock options to obtain a release of a 1995 judgment against the Company on a cognovit note, and relinquishing 500,000 currently owned options for cancellation so that the Company could use those authorized shares in its current financings. At March 31, 1996, Mr. Woodbridge owned 870,797 options with exercise prices ranging from $1.43 to $2.00 per share and with expiration dates of 1996 to 2000. All of his options were reissued with a new expiration date of April 1, 2000 and with a new exercise price of $0.50 per share. The Company recorded in the second quarter the estimated $161,000 value of the reissuance of currently existing options with new pricing and expiration dates. Mr. Woodbridge also has rights to immediate registration of his options through an S-8 filing. The Company has agreed to reissue the 500,000 relinquished options at such time as the shareholders approve the authorization of additional shares. The reissued options will have an exercise price of $0.50 per share and will expire five years after their issuance. These terms are more favorable than the terms of the options surrendered. The authorized shares represented by the relinquished options were used by the Company in a sale of Common Stock to foreign investors (see Note 6 below).

(6) In March and April 1996, the Company entered into several agreements with foreign investors for them to purchase shares at $0.40 per share under the provisions of Regulation S promulgated by the Securities and Exchange Commission. A total of 2,357,000 shares were issued under these agreements. The market price of the Company's common stock on the dates of issuance was approximately $0.75 to $1.12. Cash proceeds were $943,000, less a total of $130,000 paid as finders fees and expenses. The Company was delayed in filing certain of its reports to the Securities and Exchange Commission for the year ended December 31, 1995 and the quarter ended March
31, 1996. Because of this, the Company was forced to rescind certain of these stock transactions, and the Company repurchased 302,500 shares from the foreign investors at their then-current market price of $230,000. The net proceeds after the rescission were used to fund payrolls, audit and legal costs, and other operating expenses. In addition to the cash costs of closing, the Company committed to issue warrants to purchase common shares equal to 5% of the shares issued, at a price of $0.48, and which will expire five years after issuance. A total of 117,850 warrants have been committed (the estimated value of $39,000 was expensed in the second quarter as a finance charge). This sale used shares freed up by agreements with Mr. Jacobs, Mr. France, Mr. Krumm, and Mr. Woodbridge. (See Notes 2,
3, 4 and 5).

(7) In April 1996, the Company was successful in obtaining a one-year extension on four convertible notes payable totaling $71,000. The Company agreed to modify the conversion price from $1.69 per share to $0.55 per share. This transaction increased the authorized shares committed for conversion by 87,358 shares. The estimated value of these additional shares of $78,000 was expensed as a finance charge in the first quarter.

(8) The Company issued 43,080 shares in 1996 in settlement of payables totaling $35,000.

(9) The Company agreed to issue a one-time stock grant to employees of Scriptel at June 1, 1996, equal in value to twice each employee's monthly salary, and valued at $0.75 per share. This grant approximates 244,000 shares. The Company will also pay the employees' taxes on the stock grant, subject to availability of cash. A charge of $311,000 has been recorded as the value of the grant plus taxes. The Company had reserved 200,000 authorized shares for this grant at December 31, 1995, so the net change to authorized shares as a result of the Board action in June 1996 was an increase of 44,000 authorized shares.

(10) In May 1996, the Company issued 60,000 shares and a cognovit note for $115,000 in return for title to certain assets leased by Coloray Display Corporation, a subsidiary of the Company, and for settlement of $70,000 of recorded but unpaid lease payments. The Company recorded the $38,000 value of the shares and the $45,000 difference in lease costs in the first quarter as an adjustment of the estimated costs of closure of Coloray Display Corporation.

(11) Through July 31, 1996, a total of 1,863,478 options and warrants expired under their contractual terms. Some of the authorized shares freed up by these expirations were used to issue new options (see Note 12).
Under the agreement with Mr. Jacobs (see Note 2), approximately 1,314,000 of these were to be issued to him to satisfy part of the future commitments of the Company. However, in July 1996, the Company entered into supplemental agreements with Mr. Jacobs, Sonata Investment Company, Ltd., Mr. France, Mr. Krumm, and several officers to the effect that, despite prior agreements, the Company could use in its current financings up to 850,000 of the authorized shares freed up by the expiration of these options and warrants. The remaining 464,000 options will be issued to Mr. Jacobs under the terms of his March 29, 1996 agreement. The $20,000 net value of the expiration and reissuance of these options was expensed in the second quarter of 1996.

(12) In addition to the options and warrants issued as identified above, in 1996 to date the Company issued a total of 1,141,533 options and warrants at exercise prices ranging from $0.40 to $1.00 per share and expiring in three to five years. These included the following:

     The Company issued 50,000 options to Mr. Bernard Eckstein and 25,000 options to Mr. Woodbridge for their services as directors, under the provisions of the 1993 Stock Option Plan. These options had an exercise price of $0.40 per share and expired in 2001.

     The Company issued 100,000 options in January 1996 to Bernard Eckstein, a director, as compensation for his services in helping with year end activities. The options are exercisable at a price of $0.75 per share (the market price at the date of grant), and expire in January 2001. The estimated value of $62,000 was charged to administrative expense in the first quarter of 1996.

     In May 1996 the Company engaged Everest Securities, Inc. of
Minneapolis, Minnesota in an exclusive investment banking relationship.
Everest will advise and consult with the Company, and will use its best efforts to obtain commitments for financings using debt, convertible debt or stock. As part of the agreement, the Company sold to Everest for a nominal amount a warrant to purchase 350,000 shares of common stock at a price of $0.60 pershare. The Company also granted Everest an additional warrant to purchase 350,000 shares of common stock at $0.60 per share for services under a prior consulting agreement. Both warrants expire in December 1999. The estimated value of these warrants, $132,000, was expensed as a finance charge in the second quarter of 1996.

     The agreement also contains the following provisions. The minimum term is one year, cancelable by either party with ninety days written notice. Upon completion of at least $1,000,000 in funding in any form, the Company will pay $20,000 monthly to Everest for the term of the agreement. Everest will have the right to appoint two (2) directors to the Board of Directors for a minimum period of three years. Everest will get cash placement fees on any financing the Company receives; such fees range from 2% on any financing which Everest does not manage, to 13% on equity funds raised by Everest. In addition, Everest will receive warrants for 10% of any shares tendered on the financings. Generally, such fees are payable on any financings from a source introduced to the Company by Everest, during the term of the agreement and for 60 months thereafter.

     The Company issued 74,533 options to Mr. France as part of his severance package. These have an exercise price of $0.68 per share and expire in three years.

     The Company issued to a consultant options to purchase 70,000 shares of common stock at $1.00 per share and which expire in 2001. The $20,000 value was expensed in the second quarter of 1996.

     The Company issued a total of 122,000 options at an exercise price of $0.40 per share to employees under the provisions of the 1993 Stock Option Plan. These options expire in five years. The estimated value of the issuance, $33,000, was expensed in the second quarter of 1996.

(13) In June 1996, Sonata Investment Company loaned $45,000 to the Company under a demand cognovit note. On demand, $10,000 of interest will also be due. In consideration for the loan, and for Sonata's forbearance in not demanding repayment of another note, the Company agreed to issue to Sonata warrants to purchase 500,000 common shares at $0.50 per share and which would expire six years after issuance. Such warrants are contingent upon having available authorized shares from the Company's first-expiring unexercised options or warrants, or from approval by the Company's stockholders of an increase in authorized shares. If issued now, and assuming current market prices, management estimates the value of the warrants at $216,000:
because of the uncertainties relating to the requirement for available authorized shares, the actual value to be recorded is not known, and will be recorded only when these contingencies are resolved and the warrants are actually issued.

(14) The Company entered into an agreement with a consultant to issue the consultant, as partial payment for services rendered, options to purchase 500,000 shares of common stock at $0.55 per share. Such options are contingent on the availability of authorized shares. The value (estimated at $160,000 if issued now) will be expensed when the options are issued.

(15) In June 1996, the Company committed to issue to Mr. Bernard Eckstein, the Company's Chairman and Chief Executive Officer, as part of his employment negotiations, options to purchase 500,000 shares of Common Stock at an exercise price of $0.40 per share and which will expire five years after issuance. Issuance of these options is contingent on the availability of authorized shares. The value of the options (estimated at $167,000 if issued now) will be expensed when they are issued. The Board of Directors also set the compensation of Mr. Eckstein at an annual base salary of $150,000 beginning on May 16, 1996.

(16) In July 1996, the Company entered into several agreements with its officers, eight employees, and two consultants. Under these agreements, the individuals agreed to let the Company use in its current financings the authorized shares represented by a total of 2,616,147 options and warrants held by these individuals. All of such released authorized shares were used. Further, the individuals have agreed not to exercise their options and warrants until such time as authorized shares become available (e.g., from approval by stockholders at any time of an amendment to the Company's Certificate of Incorporation increasing the amount of authorized shares). If sufficient authorized shares are not available before the options expire under their original terms, they will expire worthless. The Company also agreed to issue an additional option to each individual for each of the 2,616,147 authorized shares used, as soon as authorized shares become available. The additional options will have an exercise price of $0.40 per share and will expire five years after their issuance. The estimated value of $882,000 for the release, subsequent use, and subsequent issuance of the additional options will be expensed when the authorized shares become available and the new options are issued. The released authorized shares were used to cover the issuance of convertible debentures to foreign investors (see Note 17).

(17) In June and July 1996, the Company entered into agreements to issue 6%, 3-year debentures to foreign investors. Such debentures are convertible into common stock of the Company under the provisions of Regulation S promulgated by the Securities and Exchange Commission. The conversion price is 60% of the market price of the stock, as defined, on the day of conversion subject to a minimum conversion price of $0.375 per share and a maximum conversion price of $1.50 per share. The Company agreed to pay a cash commission to the agent of 13% of the funds received, plus warrants equal to 10% of the shares issued upon conversion. Such warrants are to be priced at 120% of the conversion price, will expire five years after issuance, and bear piggyback registration rights.

On June 28, 1996, the Company issued $350,000 of these debentures, paid the agent's commission of $46,000, and reserved authorized shares for the conversion and the warrants to be issued to the agent. This debenture and accrued interest was converted into 885,858 shares of common stock in August 1996.
Of these shares, 880,503 were unrestricted and immediately tradeable under the provisions of Regulation S. The Company issued warrants to the agent to purchase 88,586 shares of common stock; the value of $29,000 was expensed as a finance charge in the second quarter.

In July, the Company issued $305,000 of these debentures, paid the agent's commission of $40,000, and reserved 895,000 authorized shares for the assumed conversion of the debentures and the warrants to be issued to the agent. Proceeds of all debentures were used for operating costs.


The market price of the Company's common stock was about $0.75 on the date of issuance of each debenture. The Company recorded a finance charge of $350,000 in the second quarter of 1996, and will record a finance charge of $305,000 in the third quarter of 1996, equal to the difference between fair value of the common stock on the dates the debentures were issued and the minimum conversion price of the debenture.

(18) In May 1996, certain of the Company's officers and employees agreed to defer that part of their annual compensation which exceeded $85,000 until such time as the Company's cash situation improved. As part of the agreements with these individuals (including officers Bernard Eckstein, J. Vance Holloway, Edward Palmer, and Frederick A. Niebauer), the Company agreed to pay interest at 10% per annum on the amounts deferred, and agreed to issue an option to purchase one share of common stock at an exercise price of $0.40 per share and with an expiration date of five years after issuance (which options are subject to the availability of authorized shares) for each dollar of salary deferred. These would total 195,000 options if such deferral continued for a year, and similar amounts annually thereafter.

End of footnotes to the common stock commitments table.

     In May 1996, the Company has entered into an exclusive investment banking relationship with Everest Securities, Inc. ("Everest"). Everest will advise and consult with the Company, and will use its best efforts to obtain commitments for financings up to $18 million using debt, convertible debt or stock. Although the composition of the financing, if any, is not known, management believes that if the maximum financing were to occur and if it is in the form of convertible debt or equity, or is accompanied by options or warrants, an undetermined number of additional shares will be needed. The exact amount of shares, if any, will depend on market pricing and other considerations.

      The agreement also contains the following provisions. The minimum term is one year, cancelable by either party with ninety days written notice. Upon completion of at least $1,000,000 in funding in any form, the Company will pay $20,000 monthly to Everest for the term of the agreement. Everest will have the right to appoint two (2) directors to the Board of Directors for a minimum period of three years. Everest will get cash placement fees on any financing the Company receives; such fees to range from 2% on any financing which Everest does not manage, to 13% on equity funds raised by Everest. In addition, Everest will receive warrants for 10% of any shares tendered on the financings. Generally, such fees are payable on any financings from a source introduced to the Company by Everest, during the term of the agreement and for 60 months thereafter.

     Other than the foregoing, there are no present plans, understandings or agreements for issuance or use of the proposed additional shares. Additional authorized shares would also be required if the Company entered into future private or public stock offerings.

     Without additional authorized shares to use in its financings, it is likely that the Company may not be able to continue to remain in business. (See footnotes relating to Going Concern Basis of Presentation, and Risk of Liquidation in the consolidated financial statements in the Annual Report to Stockholders and the quarterly financial statements.) If the proposed increase is not approved, the Company may not be able to meet its contingent commitments on authorized shares underlying options and warrants.

     The following general description of provisions relating to Common Stock is qualified in its entirety by the description included in the proposed Amendment to Article 4 of the Certificate of Incorporation of Scriptel Holding, Inc. included as Appendix A to this proxy statement.

     The additional shares of Common Stock may be issued at such times, to such persons and for such consideration as the Board of Directors may determine to be in the Company's best interest without (except as otherwise required by law) further authority from the stockholders. The additional shares of Common Stock would have the same voting and other rights as the presently authorized Common Stock. Stockholders presently have no preemptive rights and would have none in respect of the proposed additional shares of Common Stock.

     The increase in the number of authorized shares of Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent the additional shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

     Adoption of the proposed amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. The effect of an abstention, or a broker non-vote, is the same as a vote against the proposal. If the proposed amendment is approved by stockholders, it will become effective upon filing and recording of a Certificate of Amendment as required by the Delaware General Corporation Law. The Board of Directors unanimously recommends that stockholders vote FOR the proposed amendment.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO AUTHORIZE A
CLASS OF 15,000,000 SHARES OF UNDESIGNATED PREFERRED STOCK


     In June 1996, the Board of Directors approved an amendment to the Certificate of Incorporation, subject to stockholder approval, to add a provision allowing for the issuance of 15,000,000 shares of undesignated Preferred Stock.

     The following general description of provisions relating to Preferred Stock is qualified in its entirety by the description included in the proposed Amendment to Article 4 of the Certificate of Incorporation of Scriptel Holding, Inc. included as Appendix A to this proxy statement.

     Currently the Company is authorized to issued only Common stock. The purpose of the proposed amendment to authorize a class of 15,000,000 shares of undesignated Preferred Stock is to give the Board of Directors the flexibility and authority to provide for the issuance of Preferred Stock without delay and without the need for further action by the stockholders, except in connection with transactions for which Delaware law requires stockholder approval. It is not possible to state the precise effect of the authorization of the Preferred Stock upon the rights of the Company's stockholders until the Board of Directors determines the respective preferences, limitations and relative rights of the holders of one or more series of the Preferred Stock, including dividend rights, conversion rights, voting rights, redemption rights, and liquidation preferences. The amendment will give the Board of Directors broad discretion to set the terms of any shares of Preferred Stock that are issued. The Company may issue one or more series of stock with such voting powers, designations, preferences, and other rights as set forth in the Certificate of Incorporation or in resolutions authorizing the issuance of such stock adopted by the Board of Directors pursuant to express authority vested in it by provisions of the Company's Certificate of Incorporation.

     Preferred Stock authorized by the amendment would be available for issuance from time to time for any proper corporate purpose, including but not limited to issuance in public or private transactions in connection with future financings, acquisitions, or stock distributions. At this time, the Company has no plans to issue any shares of Preferred Stock. However, because the need to raise additional capital or take immediate advantage of an attractive business opportunity can arise when it would be inconvenient to hold a stockholders' meeting or when there would not be time for such a meeting, the Company believes that prudent business planning suggests the 15,000,000 shares of Preferred Stock be authorized at this time.

     The amendment may be viewed as having the overall effect of delaying or preventing an unsolicited attempt by another person or entity to acquire control of the Company. Issuances of authorized preferred shares can be implemented, and have been implemented by some companies in the past, with voting or conversion privileges intended to make acquisition of the company more difficult or more costly. Such an issuance could discourage or limit the stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not management or a majority of the stockholders favored such transactions, and could enhance the ability of officers and directors to retain their positions. The Company is not aware of any current proposals by any party to acquire control of the Company.

     The Board of Directors recommends a vote "FOR" this proposal. The affirmative vote by a majority of the shares of Common Stock of the Company entitled to vote at the Annual Meeting will be required to amend the Certificate of Incorporation. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on their proxy cards. Votes that are cast against the proposal will be counted for purposes of determining the presence or absence of a quorum and the total number of votes cast with respect to the proposal. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to the proposal.

                   AMENDMENT TO THE STOCK OPTION PLAN

     The Board of Directors unanimously recommend the approval of stockholders of an amendment to Scriptel s 1993 Stock Option Plan (the Plan ) to increase the amount of shares which may be issued under the Plan from 5,000,000 to 7,500,000 shares.

     The Plan provides for the grant of up to 5,000,000 shares of Common Stock. All employees of Scriptel and its subsidiaries, non-employee Directors, and consultants to the Company, are eligible for the grant of options under the Plan. The Plan provides for the grant of incentive stock options and non-qualified options; provided that only employees can receive incentive stock options. The Board of Directors is responsible for granting options under the Plan and administering the Plan.

     The purchase price of the shares subject to options granted under the Plan are determined by the Board of Directors or the Compensation Committee, as the case may be. Each option becomes exercisable at the time or times determined by the Compensation Committee when the option is granted, provided that no option may be exercised within six months of date of grant, except that the Board of Directors or the Compensation Committee has the right to accelerate the exercisability of the options upon the occurrence of certain events that involve or may result in a change in control of Scriptel. Each option terminates on the date set by the Compensation Committee at the time of grant, but no termination date may be later than ten years from the date of grant. Generally, no option may be exercised unless the holder of the option is an employee of Scriptel or one of its subsidiaries or is rendering services to the Company as a non-employee director or consultant, except for limited exercise rights after termination of employment or services. An optionee can pay the purchase price for a stock option in cash, by delivery of shares of Common Stock already owned by the optionee, or by a combination of these methods, as determined by the Compensation Committee.

     An employee who is granted an incentive stock option generally will not realize income for federal income tax purposes upon the grant or exercise of the option, and Scriptel will not be entitled to a deduction. Any person who is granted a non-qualified option will not realize income for federal income tax purposes upon the grant of the option, and Scriptel will not be entitled to a deduction. Upon exercise of a non-qualified option, the optionee will realize income, and Scriptel will be entitled to a deduction, in an amount equal to the difference between the purchase price and the fair market value of the shares, on the date of exercise or, in the case of a director, officer or 10% stockholder who does not file the necessary election with the Internal Revenue Service, six months after such date.

     Since the approval of the Plan by stockholders in 1994, approximately 2,500,000 of the options under the plan have been granted or committed and the Directors feel that additional shares are needed for subsequent grants.

     The Board believes that the amendment to the Plan will benefit Scriptel and its stockholders by enabling Scriptel to attract and retain qualified employees. Therefore, the Board unanimously recommends that Scriptel stockholders vote FOR the proposed amendment to the 1993 Stock Option Plan. Approval will require the affirmative vote of the holders of at least a majority of the shares represented at the Annual Meeting.

     On August 15, 1996, the bid and asked prices of a share of Common Stock as reported on the Electronic Bulletin Board maintained by NASD were $0.656 and $0.688, respectively.

                     INDEPENDENT PUBLIC ACCOUNTANTS

     Norman, Jones, Enlow & Co. audited the consolidated financial statements of Scriptel Holding, Inc. for the fiscal year ended December 31, 1995. Coopers & Lybrand L.L.P. audited the consolidated financial statements of Scriptel Holding, Inc. for the fiscal years ended December 31, 1994 and 1993. The accountant's opinions for each of 1995, 1994 and 1993, although otherwise unqualified, included a supplemental paragraph indicating that the consolidated financial statements had been prepared assuming that the Company will continue as a going-concern and, as discussed in the financial statements, the Company's recurring losses from operations, net working capital deficiency, and need for immediate financing to fund its operations raise substantial doubt about its ability to continue as a going-concern. Management's plans concerning these matters, and the repercussions if they are not successful, are described in notes to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

     By letter dated August 10, 1995 and received August 14, 1995, Coopers & Lybrand L.L.P. indicated that they had resigned as the independent accountants for Company. In connection with the audits by Coopers & Lybrand L.L.P. and through the date of their resignation, there were no disagreements with the former accountants in any matter of accounting principles or practices, financial statements disclosures, or auditing scope or procedure, or reportable events, within the meaning of Item 304 of Regulation S-K.

     On January 11, 1996, with approval of the Audit Committee of the Board of Directors, the Company selected Norman, Jones, Enlow & Co. to audit its consolidated financial statements for the year ended December 31, 1995.
The Board of Directors annually reviews the selection of its independent public accountants.

     While under Delaware law the appointment of the Company's independent public accountants could be made without the authorization of stockholders, the Board of Directors considered it appropriate to obtain such authorization. Therefore, the Board of Directors unanimously recommends that Scriptel stockholders vote to appoint Norman, Jones, Enlow & Co. as the Company's independent public accountants for the fiscal year ending December 31, 1996.

     Representatives of Norman, Jones, Enlow & Co. are expected to be present at the Annual Meeting with an opportunity to make a statement if they want to and to respond to appropriate questions.

                         EXECUTIVE COMPENSATION

     All directors and officers of the company devote such of their time as may be necessary to the company's business. Non-employee directors do not presently receive any cash compensation for their attendance at meetings of the Company's Board of Directors or at any committee meetings thereof. In lieu thereof, non-employee directors annually receive under the 1993 Stock Option Plan options to purchase 25,000 shares of Common Stock at the then current stock price. Pursuant to the terms of the Plan, non-employee directors received options to purchase a total of 50,000 shares of Common Stock at an exercise price of $0.75 per share on January 1, 1996.

     SUMMARY COMPENSATION

     The following table provides certain summary information concerning the compensation paid or accrued by the Company, to or on behalf of its chief executive officer for the years ended December 31, 1995, 1994 and 1993, and all other officers of the Company who earned more than $100,000 in total annual salary and bonus in any of the years ended December 31, 1995, 1994 and 1993.

                          SUMMARY COMPENSATION TABLE

                                                                     Other
Names and Principal                                                 Annual
Position                    Year      Salary       Bonus         Compensation

James W. France, Jr.        1995    $193,054     $     0        $77,500  (13)
Chief Executive Officer     1994     152,962      25,000              0
  (14)                      1993     132,294           0              0

C. Edward Palmer III,       1995     133,750           0              0
Vice President , Chief      1994     112,500           0         41,800  (6)
Information Officer         1993           0           0              0

M. Kathy Vieth, former      1995      72,912           0        100,000  (10)
Director and former         1994     111,568      40,000          2,239  (6)
President of Coloray        1993           0           0         44,570  (7)

J. Vance Holloway,          1995     117,291           0              0
President of Scriptel       1994      91,666           0              0
Corporation                 1993           0           0              0

Dennis J. Leukart,          1995     117,333           0              0
President of Ampsco         1994      84,000       2,000              0
Corporation                 1993      84,000       4,000              0


continued


                        SUMMARY COMPENSATION TABLE, continued

                                  Restricted        Stock              All
Names and Principal                  Stock        Underlying          Other
Position                            Awards        Warrants &     Compensation
                                                   Options

James W. France, Jr.       1995           0      1,400,000  (3)           0
Chief Executive Officer    1994           0        235,000  (4)(5)        0
                           1993           0      1,085,000  (1)(2)(4)     0

C. Edward Palmer III,      1995           0        100,000  (8)           0
Vice President , Chief     1994           0        104,500  (8)           0
Information Officer        1993           0              0                0

M. Kathy Vieth, former     1995           0        100,000  (9)           0
Director and former        1994           0        187,500  (9)           0
President of Coloray       1993           0         25,000  (9)           0

J. Vance Holloway,         1995           0              0  (11)          0
President of Scriptel      1994       7,000        121,100  (11)          0
Corporation                1993           0        125,000  (11)          0

Dennis J. Leukart,         1995           0        100,000  (12)          0
President of Ampsco        1994           0         65,000  (12)          0
Corporation                1993           0              0                0

     The following table contains information concerning the grant of stock options and employment related options to the named executive officers listed below during the fiscal year ended December 31, 1995:

                       OPTIONS AND WARRANTS GRANTED IN 1995

                                         % of Total
                                           Options          Per
                                         Granted to        Share       Market
                            Options       Employees      Exercise       Bid
Name                        Granted        in 1995         Price       Price

James W. France, Jr. (3)    1,400,000        48.1%         $1.74       $1.94

C. Edward Palmer III (8)      100,000         3.4           2.50        3.25

M. Kathy Vieth (9)            100,000         3.4           2.25        3.25

J. Vance Holloway               None          0.0            N/A         N/A

Dennis J. Leukart (12)        100,000         3.4           2.50         .88

continued

                  OPTIONS AND WARRANTS GRANTED IN 1995, continued

                                       Potential Realizable Value at Assumed
                                            Annual Rates of Stock Price
                                          Appreciation for Option Term
                            Expiration
Name                           Date        0%              5%          10%

James W. France, Jr. (3)     07-27-00    280,000      1,036,000     1,932,000

C. Edward Palmer III (8)     01-26-00     75,000        165,000       273,000

M. Kathy Vieth (9)           01-26-00    100,000        190,000       298,000

J. Vance Holloway               N/A         N/A             N/A         N/A

Dennis J. Leukart (12)        09-07-00         0              0             0



(1) Options for 500,000 of such option shares were granted in accordance with the terms referenced in an agreement between the Company and Woodbridge & Associates. See the Related Party Transactions footnotes to the consolidated financial statements. In connection with this agreement the Company agreed to consider granting, but was not obligated to grant, to Mr. France a number of six year stock options for the purchase of Company Common Stock equal to 4.9% of the Company's outstanding stock. Accordingly, the Board of Directors independently considered the proposed grant and in December 1993 the Board of Directors granted to Mr. France options to purchase 500,000 shares at a price of $1.70 per share. The options were exercisable immediately upon the stockholders approval to increase the authorized shares of Common Stock of the Company at the Annual Meeting held in May 1994. Except for the use of Kevin Woodbridge and Woodbridge and Associates as a consultant to the Company, Mr. France has no other business relationships with Kevin Woodbridge or Woodbridge and Associates.

(2) Mr. France has received options to purchase 175,000, 250,000 and 150,000 shares of Common Stock at $2.50 per share upon attaining in 1994 a NASDAQ listing, completion of the Hillcrest financing package with an aggregate of $5 million or more, and registration of all stock, warrants and options, respectively. The foregoing options were originally granted in 1992, the vesting conditions for which were achievement of performance objectives in 1993. The Board of Directors extended the performance date through 1994.

(3) Mr. France received 400,000 options for meeting performance objectives in his contract, and 1,000,000 options as a replacement for options he transferred to debt holders in 1994, but at a lower exercise price (see Note 5 below). These were immediately vested and immediately exercisable.

(4) Mr. France's employment agreement provides for an automatic, annual grant of options to purchase 10,000 shares of Common Stock at $2.00 per share, immediately exercisable, which expire at the earlier of 5 years after the date of grant or 90 days after termination of employment.

(5) Mr. France received options and warrants to purchase 225,000 shares of Common Stock in an exchange of options with Mr. Gerald S. Jacobs, a principal stockholder. Such options and warrants were at prices ranging between $1.70 and $2.00 per share and expiring at various dates through October 2000. For no consideration to Mr. France at the time, Mr. France transferred these options and warrants to purchase 225,000 shares of Common Stock, and additional options to purchase 993,200 shares of Common Stock to note holders as an inducement to loan funds (options and warrants for 1,078,200 shares) and to Mr. Ronald Pellett, an outside independent consultant, for services rendered (options for 140,000 shares). The options and warrants transferred have exercise prices ranging from $1.70 to $2.50 per share and expire at various dates through October 2000. See Note 3 above for details about a replacement for some of these options.

(6) Other compensation in 1994 includes amounts received by these officers for reimbursement of their moving expenses.

(7) Ms. Vieth was a consultant to the Company in 1993, and received $44,570 in consulting fees.

(8) In 1994, Mr. Palmer received options to purchase 50,000 shares of Common Stock as part of his employment agreement with the Company. He also received a grant of options to purchase 54,500 shares of Common Stock as part of a distribution to all employees under the Company's Stock Option Plan. In 1995, Mr. Palmer received options to purchase 100,000 shares of Common Stock as part of his employment agreement with the Company. In addition, in 1995 the expiration date on 50,000 options he received in 1994 was extended from 1997 to 2000.

(9) In 1994, Ms. Vieth received options to purchase 100,000 shares of Common Stock as part of her employment agreement with the Company. In 1994, she also received a grant of options to purchase 62,500 shares of Common Stock as part of a distribution to all employees under the Company's Stock Option Plan, and options to purchase 25,000 shares of Common Stock for services as a Director of the company prior to becoming an officer of Coloray. In addition, in 1993 Ms. Vieth received options to purchase 25,000 shares of Common Stock for services performed as a Director of the Company prior to becoming an officer of Coloray, with such grant subject to stockholders' approval to increase the authorized shares of the Company at the Annual Meeting held in May 1994. In 1995, Ms. Vieth received options to purchase 100,000 shares of Common Stock as part of her employment agreement with the Company. In addition, in 1995 the expiration date on 100,000 options she received in 1994 were extended from 1996 to 2000.

(10) Ms. Vieth received a $100,000 severance package in 1995 when she terminated her service with the Company.

(11) In 1993 Mr. Holloway received options to purchase 125,000 shares of Common Stock as part of his employment agreement with the Company. He also received a grant of options to purchase 121,100 shares of Common Stock as part of a distribution to all employees under the Company's Stock Option Plan in 1994. In 1995 he received no options; however the expiration date on 125,000 options he received in 1993 was extended from 1996 to 2000.

(12) In 1995 Mr. Leukart received options to purchase 100,000 shares of Common Stock as part of his employment agreement with the Company. He also received a grant of options to purchase 65,000 shares of Common Stock as part of a distribution to all employees under the Company's Stock Option Plan in 1994.

(13) Mr. France received a one-time grant of 40,000 shares of Common Stock in 1995 per terms included in his employment contract. The fair market value of these shares at the date of the grant, $77,500, was recorded as compensation expense.

(14) Mr. France resigned on May 15, 1996 from all positions with the Company.

     The following table contains information concerning the exercise of stock options and employment related options and information on unexercised stock options and warrants held as of the end of fiscal year 1995 by the named executive officers:

OPTION AND WARRANT EXERCISES AND YEAR-END VALUE TABLE

                                                                    Value of
                                           Number of Unexercised   Unexercised
                      Shares                Options & Warrants    In-the-money
                     Acquired              --------------------    Options and
                        on       Value                   Non-      Warrants at
Name                 Exercise  Realized  Exercisable  Exercisable  December 31,
                                                                      1995(1)

James W. France, Jr.      0        $0     1,425,467            0        $0

C. Edward Palmer III      0         0       204,500            0         0

M. Kathy Vieth            0         0       312,500            0         0

J. Vance Holloway         0         0       246,100            0         0

Dennis J. Leukart         0         0       170,388            0         0

(1) The average of the bid and asked prices at December 31, 1995 was $0.56. Value equals the difference between the average of the bid and asked price and the exercise price.

                                   EMPLOYMENT CONTRACTS

     James W. France, Jr., Chairman, President and Chief Executive Officer, entered into a three-year agreement commencing September 1, 1992, which was extended and amended in 1993 and again in October 1994 and which expired September 1, 1995. On October 1, 1994, Mr. France's salary was set at $165,000 per year. On September 1, 1995, after his contract expired, the Board set Mr. France's salary at $250,000 per year on a month-to-month basis. Mr. France remained in the same capacity without a contract, until he resigned from all positions with the Company on May 15, 1996.


     C. Edward Palmer III, Vice President and Chief Information Officer, entered into a three-year employment agreement commencing January 1, 1994. Under the agreement, Mr. Palmer received a base annual salary of $100,000 until July 1, 1994 at which time his annual base salary increased to $125,000 per year. Effective January 1, 1995, his salary was set at $133,750 per year. The agreement provides for the granting of options to purchase 50,000 shares of Common Stock in January 1994 at a price of $1.75 per share, and further provides for a grant of options to purchase 100,000 shares of Common Stock at a price of $2.50 per share exercisable one third per year for each year of the contract.


     M. Kathy Vieth, former President of Coloray and a former Director of the Company, entered into a two-year employment agreement commencing June 1, 1994. Under the agreement, Ms. Vieth received a base annual salary of $125,000. In May 1995, Ms. Vieth resigned as a Director of the Company.
In September 1995, Ms. Vieth resigned her position as President of Coloray. Her salary ceased in September 1995, and she received a $100,000 severance package. Her resignation was permitted under her contract.


     J. Vance Holloway entered into a three year contract with the Company on June 1, 1993. Mr. Holloway received 125,000 options as his total compensation from June 1, 1993 to March 1, 1994, at which time he began to receive an annual base salary of $110,000 per year. His salary increased to $135,000 per year effective September 16, 1995. Mr. Holloway is entitled to receive annual options to purchase 5,000 shares of Common Stock at a price of $4.00 per share; to date the Board of Directors has not formally granted these options. Mr. Holloway received 5,000 shares of Common Stock as additional compensation in 1994.

     Dennis J. Leukart entered into a three year contract with Ampsco and with the Company on January 1, 1995. He receives a base annual salary of $117,000. He received 100,000 options at $2.50 per share on signing the contract, and is to receive 10,000 options at fair market value annually. Dennis Leukart resigned from this contract on April 4, 1996.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

These individuals served as members of the Compensation Committee of the Board of Directors in calendar year 1995:

Mr. Bernard Eckstein (Chairman)
Mr. Lawrence Lieberman
Ms. M. Kathy Vieth

Mr. Lieberman was a consultant to the Company during 1994. The consulting Memorandum of Understanding with Mr. Lieberman provided for compensation of $5,000 per month and options to purchase 50,000 shares of Common Stock of the Company for $2.25 per share (the market bid price at the time of grant was $3.875 per share). The consulting arrangement has now been terminated.

Until September 1995, Ms. Vieth was President of Coloray Display
Corporation, a subsidiary of Scriptel. Prior to becoming President of Coloray , Ms. Vieth was a consultant to the Company. In performing her Compensation Committee duties, Ms. Vieth abstained in any decisions that would affect her personally.

Both Mr. Lieberman and Ms. Vieth resigned from the Board and the Compensation Committee in 1995.

In January 1996, Mr. Eckstein received options to purchase 100,000 shares of Common Stock at an exercise price of $0.75 per share for consulting services rendered to the Company in its 1995 year-end closing. The options were approved by the Board of Directors, with Mr. Eckstein abstaining. In May 1996, Mr. Eckstein became Chairman and Chief Executive Officer of the Company. In June 1996, the Company committed to issue to Mr. Eckstein, as part of his employment negotiations, options to purchase 500,000 shares of Common Stock at an exercise price of $0.40 per share and which will expire five years after issuance. Issuance of these options is contingent on the availability of authorized shares. The value of the options (estimated at $167,000 if issued now) will be expensed when they are issued. The Board of Directors also set the compensation of Mr. Eckstein at an annual base salary of $150,000 beginning on May 16, 1996. Mr. Eckstein abstained from voting on all Board proposals relating to his compensation.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

The Compensation Committee has general authority to review the Company's employee and management compensation practices, to monitor compliance, and to recommend changes to those practices. The Compensation Committee also administers the Company's 1993 Stock Option Plan. The Compensation Committee has final review and approval of the terms and conditions of the Company's
Pay for Performance Plan. The Compensation Committee establishes objectives for the Company's CEO and meets privately to evaluate his performance and recommends changes to his compensation which are then brought to the full board for approval. The Compensation Committee has no authority with respect to the granting of options to directors eligible to receive stock options under the 1993 Stock Option Plan. In general, the CEO establishes compensation for all other senior executives with guidance from the Compensation Committee.

Pay for Performance Plan

    The Company's Pay for Performance Plan applies to all officers of the Company, officers of its subsidiaries, and certain management positions as designated by the presidents of the individual operations. The purpose of the plan is to provide contingent benefits to employees to reflect their contributions to the Company and to serve as an incentive to contribute to future Company success. The Pay for Performance Plan balances financial incentives with a combination of near term cash bonuses and long term stock options.

    Quantitative factors in the Pay for Performance Plan include revenue and income measurements as compared to the company's business plan. Cash bonuses are paid based on attainment of specified percentages of Pay for Performance Plan revenues and income. The Pay for Performance Plan also includes qualitative measurements based on evaluation of customer satisfaction, timely and accurate forecasting and reporting, and other facto rs. Stock options are used to compensate individuals for their qualitative performance.

    No bonuses or options were granted under the Pay for Performance Plan in 1995.

Stock Options

     A stock option permits the holder to buy shares of Company Common Stock at a specific price during a specific time period. As the prices of Company stock rises, the option increases in value. The Company has a stock option plan permitting the Committee to award stock options to executive officers, other key employees of the Company, and to consultants who perform significant valuable services. The intent of such awards is to provide the recipient with an incentive to perform at levels that will result in better Company performance and enhanced stock values.

    Whether or not an option grant is made and the size of any particular grant depends on the committee's subjective evaluation of performance and input from senior executives. In some cases, stock options are used to attract and retain key employees of the Company or to compensate consultants in lieu of cash for services rendered.

    During 1995 several employees, including some of the named executive officers, were granted stock options based on their individual employment contracts.

Chief Executive Officer Compensation

     Effective September 1995, Mr. France's annual base salary was increased to $250,000. In providing this increase, the Compensation Committee considered that, under Mr. France's leadership, the Company had met several milestones in the past year. Among these were the evolution of the WriteTouch chip through fabrication, the ongoing relationship with Samsung, recruitment of key senior staff, and continued new financings under challenging circumstances. The Compensation Committee also noted that in light of Mr. France's extensive travel and time commitments in support of the Company's activities, his new salary level still remains below the industry average. The Compensation Committee believes the factors serving as a basis for Mr. France's salary increase will continue to have a positive impact on the Company.

     The Compensation Committee recommended to the Board, and the Board ratified a grant of 400,000 options at an exercise price of $1.74 per share to Mr. France for meeting performance objectives. In a similar manner, options to purchase 1,000,000 shares at $1.74 per share were granted to Mr. France to compensate him for transferring some of his options to debt holders in 1994 at no benefit to him.

     Mr. France had two loans payable to the Company for shares purchased in 1992. The Compensation Committee agreed in 1994 to cease his current monthly payments on the notes, and to restructure the notes to require a balloon payment of the principal and accrued interest on December 31, 1995. This accelerated the repayment of the total amount of the notes, yet reduced the near term cash requirements. The Compensation Committee believed this would help Mr. France focus his energies on the Company's objectives. (In May 1996, Mr. France resigned all positions with the Company. As part of his separation agreement, all notes and advances receivable were forgiven.)

     Mr. France also received 40,000 shares of stock of Scriptel when two milestones were met. The Compensation Committee feels that this will reduce the overall cash cost of Mr. France's compensation with minimal dilution of the other stockholders of Scriptel.

     The Compensation Committee notes that Mr. France's overall compensation was highly dependent on performance. The Compensation Committee feels that achievement of the specified performance added significantly to Scriptel's stockholder value.

By the Compensation Committee:
Bernard Eckstein (former Chairman of the Compensation Committee, and sole member at the end of 1995 and until May 1996)

Performance Graph

    The following performance graph compares the cumulative total return (change of the bid stock price) of the Company's Common Stock for the five year period from December 31, 1990 through December 31, 1995 with the S&P Small Cap Index and the S&P Computer Systems Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1990 and that all dividends, if any, were reinvested. The comparisons are not intended to forecast or be indicative of possible future performance of the Company's stock.

[Graph not submitted in electronic filing.  Data points are shown below.]
December 31,          1990      1991      1992      1993      1994      1995

Scriptel             100.00    350.00    112.50    181.50    181.50     31.50
S&P SmallCap Index   100.00    145.87    174.23    204.88    192.93    248.10
S&P Computer Systems
Index                100.00     86.06     60.68     61.87     79.05    103.20

STOCK OWNERSHIP

     As of July 26, 1996, the Company had 23,680,213 shares of Common Stock issued and outstanding and an additional 26,319,787 shares reserved for issuance upon the exercise of existing options and warrants and the conversion of convertible promissory notes. The address of each person, unless otherwise indicated, is c/o of the Company:

MANAGEMENT (at July 26, 1996):
                                           Shares
                       Shares Owned     Issuable Upon      Total    Percent of
Names                      (5)           Exercise Of      Shares    Class (2)
                                          Warrants &
                                          Options (1)

James W. France, Jr. (3)     46,767        625,467        672,234      2.77%

Philip A. Schlosser, Ph.D.  115,556              0        115,556        *

Bernard Eckstein             46,326              0         46,326        *

J. Vance Holloway            36,500              0         36,500        *

M. Kathy Vieth (6)                0        200,000        200,000        *

Dennis Leukart (4)           66,840          5,000         71,840        *

C. Edward Palmer III         29,722              0         29,722        *

Frederick A. Niebauer        28,667              0         28,667        *

All Executive Officers and
Directors as a Group
(8 persons)                 370,378        830,467      1,200,845      4.90%

*   Less than 1%.

(1) Includes options and warrants exercisable within 60 days following July 26, 1996

(2) In calculating the percentage of ownership, in accordance with SEC rules, the denominator includes number of shares outstanding plus shares issuable to the individual or group whose percentage is being calculated. The numerator also contains shares issuable to the individual or group whose percentage is being calculated.

(3) Resigned May 15, 1996.

(4) Resigned April 4, 1996.

(5) Includes shares which will be issued as part of a grant to all employees in June 1996. These include 15,556 shares for Mr. Schlosser, 33,333 shares for Mr. Eckstein, 30,000 shares for Mr. Holloway, 29,722, shares for Mr. Palmer, and 26,667 shares for Mr. Niebauer.

(6)  Resigned in September 1995.


SIGNIFICANT STOCKHOLDERS (at July 26, 1996):

                                   Shares         Shares
                                  Issuable       Issuable
                                    Upon           Upon                Percent
                       Shares    Exercise Of     Exercise    Total        Of
Names & Addresses       Owned    Convertible        Of       Shares     Class
                                     Notes      Warrants                 (4)
                                                & Options

Walter T. Krumm
4951 Gulfshore Blvd.
Naples, FL 33940      1,017,622    310,113      1,020,000   2,347,735    9.38%

Gerald S. Jacobs (1)
6480 Busch Blvd.
Columbus, OH 43229      383,872    537,028      3,292,875   4,213,775   15.32%

Vittorio E. Cuniberti (2)
P.O. Box 1931
Lakeville, CT 06039   1,307,589     94,409          5,000   1,406,998    5.94%

CommTech International
Mgmt. Corp.  (3)
545 Middlefield Road
Menlo Park, CA 94025    896,764          0        400,000   1,296,764    5.38%

Credit Suisse (Hong Kong)
2nd Floor
Alliance Building
130 Connaught Road Central
Hong Kong             1,235,712          0              0   1,235,712    5.21%

M & M Capital Management
P.O. Box 309
Georgetown
Grand Cayman, Cayman
Islands, BWI          1,385,281  2,222,223              0   3,607,504   13.92%

(1) Includes shares held by Standard Energy Company, of which Mr. Jacobs is President and sole stockholder, and convertible debt held by Sonata Investment Company, Ltd., an affiliate of Mr. Jacobs.

(2) Includes shares beneficially owned by his wife and various family trusts.

(3) Includes 400,000 options held by CommTech International Management Corp. the general partner of CommTech International, and 528,483 shares held by CommTech Partners IV, of which CommTech International is the general partner.

(4) In calculating the percentage of ownership, in accordance with SEC rules, the denominator includes number of shares outstanding plus shares issuable to the individual or group whose percentage is being calculated. The numerator also contains shares issuable to the individual or group whose percentage is being calculated.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     A former officer and director of the Company filed a suit against the Company in January 1996 in U. S. District Court for the Southern District of Ohio, entitled Nicholas G. Venetis vs. Scriptel Corporation and Scriptel Holding, Inc. The individual alleged common fraud; securities fraud; non-payment of payroll, severance, director bonus, and expenses; improper handling of COBRA benefits and disclosures; and other matters. Mr. Venetis and the Company settled this suit in June 1996, and the Company entered into a consulting agreement with Mr. Venetis for an initial term of one year. The settlement and consulting agreement with Mr. Venetis included the following terms: The Company and Mr. Venetis each released the other, with prejudice, from any claims or counterclaims in the lawsuit. The Company will pay Mr. Venetis $60,000 either from the first funds raised for the Company through Mr. Venetis's efforts, or in any case by October 31, 1996. The Company will pay Mr. Venetis a total of $50,000 under the consulting agreement, at $5,000 per month for ten months beginning September 1, 1996. Mr. Venetis will keep confidential any confidential information he acquires during the course of his consulting with the Company. Mr. Venetis will provide consulting services, as required, in various areas of financing, marketing, and business development. The Company will provide Mr. Venetis warrants to purchase 500,000 shares of common stock at an exercise price of $0.55 per share, contingent upon stockholder approval of an increase in authorized shares. The Company will include such warrants on an S-8 registration statement no later than two weeks after stockholder approval of an increase in authorized shares.

     Three former officers of Coloray Display Corporation, a majority-owned subsidiary of the Company, filed an action against Coloray and the Company on February 23, 1996 in Alameda County Superior Court, Hayward, California, entitled Michael W. Blas, M. Kathy Vieth, and Daniel J. Devine vs. Coloray Display Corporation and Scriptel Holding, Inc., alleging non-payment of amounts due them for payroll, severance, expense reports and other matters, and seeking damages totaling approximately $680,000. These individuals also sought a Temporary Protective Order prohibiting the transfer of the assets of Coloray and the assets of the Company located in California. Following a hearing on March 28, 1996, the California court denied the plaintiffs' application for Writ of Attachment or Temporary Protective Order. The Company intends to vigorously pursue this action, including the possibility of an action by the Company against each of the individuals. These individuals have also taken administrative action against Coloray through the California Labor Board.

     The Company entered into a private placement with M&M Capital Management, a foreign investor, of $1,000,000 of convertible debentures in March 1995. Net proceeds of $900,000 were received on April 5, 1995, after payment of a finders fee and a consulting fee. Interest was 8%, payable at maturity. The debentures would have matured in March 1998. The conversion price floated. The March debentures were converted into 1,385,281 shares of Common Stock in the third quarter of 1995. The Company has recorded a finance charge of $429,000 on the conversion equal to the difference between fair value of the shares issued and the conversion price at the date of conversion. The March 1995 debenture issues were made in accordance with the provisions of Regulation S of the Securities Act of 1933, as amended. The shares acquired on the conversion of the debentures were exempted from registration under the provisions of Regulation S, and were immediately tradeable.

     In November 1995 the Company issued a demand, secured, convertible promissory note to Sonata Investment Co., Ltd, an affiliate of Mr. Gerald
S. Jacobs ("Mr. Jacobs"), a major creditor and stockholder of the Company in exchange for proceeds of $300,000. The note bears interest at 10% and the rate increases to 18% if the Company defaults on the note. The note and accrued interest are convertible into a maximum of 700,000 shares of Common Stock at $0.50 per share. The market price of the Company's Common Stock on the date of the note was $0.75 per share. In conjunction with this loan, the Company granted a security interest in all its receivables, inventories, equipment, patents and other assets, and an express pledge of the patents of Coloray Display Corporation, a majority-owned subsidiary of the Company. The Company recorded a finance charge of $131,000 in the fourth quarter of 1995 on this note, equal to the difference between fair value of the Common Stock on the date of the note and the conversion price implicit in the note.

     In November 1995 the Company entered into an agreement to issue $1,000,000 of convertible debentures with M&M Capital Management, a foreign investor, under the provisions of Regulation S promulgated by the Securities and Exchange Commission. The debentures bear interest at 8% and mature in 1998. The debentures are convertible into Common Stock at a floating rate subject to a minimum conversion price of $0.30 per share (equivalent to 3,333,334 shares) and a maximum conversion price of $0.45 per share (equivalent to 2,222,223 shares). The market price of the Company's Common Stock on the date of issue of the debenture was $1.00 per share. The Company recorded a finance charge of $1,222,000 in the fourth quarter of 1995, equal to the difference between fair value of the Common Stock on the date of the debenture and the maximum conversion price of the debenture. Depending on the actual conversion price if and when the debenture is converted, the Company may have to record an additional finance charge. The Company paid $58,000 and issued 15,000 shares of Common Stock (value approximately $15,000) to financial consultants (The Trenwith Group - $50,000 cash; Bridgewater Capital Corporation - $8,000 cash plus 15,000 shares) as closing costs on this debenture transaction.
In addition, the Company expects to issue warrants to The Trenwith Group on this transaction to purchase shares of Common Stock equal to 5% of the shares issued if and when the debenture is converted. Such warrants would expire in five years, the warrant price would be equal to 110% of the conversion price, and the warrants would have demand registration rights.

     In November 1994, Metrend, Ltd., a foreign investor, entered into two stock subscription agreements to purchase a total of 3,000,000 shares of Common Stock of the Company at a purchase price of $2.82 per share. Net proceeds to the Company from the initial 1,235,712 shares sold in November 1994 were $2,250,000, which was net of all commissions and finders fees for both subscription agreements. The remaining 1,764,288 shares were to be sold in December. The foreign investor did not complete the purchase of the remaining shares and the Company cancelled this subscription agreement in 1995. The sale of shares to the foreign investor was made in accordance with the provisions of Regulation S promulgated by the SEC. The shares sold in November 1994 were transferred to Credit Suisse (Hong Kong) in 1995 and the restrictive legend was removed.

     In July 1995 the Company issued 170,000 shares of Common Stock and granted warrants to purchase an additional 1,500,000 shares of Common Stock at $1.51 per share to Mr. Jacobs. These grants were made in recognition of bridge loans made by this stockholder to the Company over the last several years, voluntary transfers of options to investors during recent funding activities, and return of short-swing profits incurred to help the Company in its financing. The estimated value of the warrants, $750,000, and shares, $298,000, was expensed in the third quarter of 1995 as interest expense.

     On July 27, 1995, the Board of Directors approved a sale effective June 30, 1995 of all real estate owned by Ampsco Corporation, a wholly-owned subsidiary of the Company ("Ampsco"). The purchaser was a company owned by Mr. Jacobs. Mr. Jacobs also had a security interest in the property. The purchase price of $350,000 was received in two installments of $150,000 each, with the remaining $50,000 used by Mr. Jacobs to pay off existing mortgages on the property and for legal costs of the transaction. In addition, the Company granted Mr. Jacobs warrants to purchase 700,000 shares of Common Stock at a price of $1.51 per share. Management estimates the value of warrants at $350,000 (treated as a loss on the sale of property). The book value of the land and buildings sold was $626,000. The Company recorded a loss in the second quarter of 1995 including the loss on the land and buildings, the value of the warrants, and the legal costs. Ampsco leased back the manufacturing facilities for a one year period until June 30, 1996 in a triple net lease at a monthly rental of $5,000.

     In July 1995, the Board of Directors approved a recommendation by the Compensation Committee to grant to Mr. James W. France, Jr. ("Mr. France"), at the time the Company's Chairman, a combination of Common Stock and options to purchase Common Stock, based on his achievement of goals in his employment contract. Mr. France received 40,000 shares of Common Stock (value of $78,000 treated as administrative expense) and options to purchase 400,000 shares of Common Stock at $1.74 per share, all per his contract. In addition, he received options to purchase 1,000,000 shares of Common Stock at $1.74 per share to replace the compensation incentive inherent in options Mr. France transferred to noteholders and consultants in 1994 at no benefit to him.

     The Company issued 100,000 shares in January 1996 to Mr. Philip A. Schlosser ("Mr. Schlosser"), a founder, director, and officer of the Company as additional compensation for his service since the Company was founded. The value of this stock, $75,000, was expensed in January 1996 when it was issued. In a related action, the Board of Directors authorized cancellation of all the notes and advances receivable from Mr. Schlosser. These receivables approximated $91,000, most of which had been fully reserved at December 31, 1994. All remaining amounts were expensed in December 1995.

     The Company entered into two letter agreements between the Company, Standard Energy Company, and Mr. Jacobs, which agreements are dated September 21, 1995 as amended February 29, 1996 (the "September Agreement"), and dated February 29, 1996 (the "February Agreement"). The Company entered into a further agreement between the same parties, dated March 29, 1996 (the "March Agreement") which supersedes the September and February Agreements. The March Agreement was ratified by the Company's Board of Directors on April
4, 1996. Standard Energy Company and Mr. Jacobs are both major creditors and stockholders of the Company. Mr. Jacobs is the sole owner of Standard Energy Company.

     The Agreements, as amended in March 1996, compensate Mr. Jacobs as an individual for his help personally or through companies he owns or is affiliated with in providing debt financing to the Company over the last several years, patience in not demanding repayment of those loans and cooperation with other matters, and for relinquishing up to 1,000,000 currently owned options or warrants for cancellation so that the Company could use those authorized shares in its current financings. The Company will issue to Mr. Jacobs, or his nominee, warrants to purchase 3,600,000 shares of Common Stock at a price of $0.75 per share, and which will expire six years after issuance. The Company will issue to Sonata Investment Company, Ltd. (the holder of $151,000 of convertible notes issued in November 1995 and an affiliate of Mr. Jacobs) warrants to purchase 2,400,000 shares of Common Stock at a price of $0.50 per share, and which will expire six years after issuance. The warrants to Mr. Jacobs and Sonata are contingent upon the Company having available authorized shares, which authorized shares shall be obtained from the first-expiring options or warrants or through approval by the Company's stockholders of additional authorized shares at any time in sufficient amount to cover this commitment, or both. The Company has agreed to use its best efforts to obtain authorization of the requisite shares.

     Mr. Jacobs has agreed to surrender up to a total of 1,000,000 options or warrants he currently owns, if the Company needs additional authorized shares to issue in its current financings. This is subject to the requirement that the Company must reissue those options or warrants when, as and if authorized shares are first available as set forth above. The new warrants would be exercisable at a price of $0.75 per share and would expire six years after issuance under these provisions. In March 1996, the Company used 853,125 options of the 1,000,000 offered to provide part of the authorized shares on new issuances under the provisions of Regulation S (see below).

     This agreement also specifies that all options and warrants currently owned by Mr. Jacobs, and by Donna L. Sanger, a vice president of Standard Energy Company, will be reissued with a new expiration date of October 1, 2001 and with a new price of $1.00 per share. At December 31, 1995, Mr. Jacobs owned 2,190,000 warrants and 1,956,000 options at prices ranging from $1.51 to $2.62 per share and which expire at various dates through October 29, 2000. At December 31, 1995, Ms. Sanger owned 65,000 warrants and 63,500 options at prices ranging from $1.51 to $2.50 per share and which expire at various dates through July 12, 2000. Mr. Jacobs reported the effects of the September Agreement in his Form 4 filed for the month of September 1995. The options and warrants were repriced and reissued as of February 29, 1996. The Company recorded the $392,000 estimated value of these transactions as a finance charge in the first quarter of 1996.

     Management estimates the value of the 3,600,000 warrants to be issued to Mr. Jacobs as approximately $2,272,000 if issued now and assuming current market prices; because of the uncertainties relating to the requirement for available authorized shares, the actual value to be recorded is not known, and will be recorded only when these contingencies are resolved and the warrants are actually issued. Management estimates the value of the 2,400,000 warrants to be issued to Sonata Investment Company, Ltd. as approximately $1,545,000 if issued now and assuming current market prices; because of the uncertainties relating to the requirement for available authorized shares, the actual value to be recorded is not known, and will be recorded only when these contingencies are resolved and the warrants are actually issued.

     In March and April 1996, the Company entered into several agreements with foreign investors to purchase shares at $0.40 per share under the provisions of Regulation S promulgated by the Securities and Exchange Commission. A total of 2,357,000 shares were issued under these agreements. The market price of the Company's Common Stock on the dates of issuance was approximately $0.75 to $1.12. Cash proceeds were $943,000, less a total of $130,000 paid as finders fees and expenses. The Company was delayed in filing certain of its reports to the Securities and Exchange Commission for the year ended December 31, 1995 and the quarter ended March 31, 1996. Because of this, the Company was forced to rescind certain of these stock transactions, and the Company repurchased 302,500 shares from the foreign investors at their then-current market price of $230,000. The net proceeds after the rescission were used to fund payrolls, audit and legal costs, and other operating expenses. In addition to the cash costs of closing, the Company committed to issue warrants to purchase shares of Common Stock equal to 5% of the shares issued, at a price of $0.48, and which will expire five years after issuance. A total of 117,850 warrants have been committed (the estimated value of $39,000 was expensed in the second quarter of 1996 as a finance charge). Mr. Jacobs relinquished 853,125 of his options, (see above), Mr. Walter Krumm, another major creditor and stockholder relinquished 800,000 of his options with an exercise price of $1.69 to $1.70 per share and expiring in 1998, and Mr. France relinquished 800,000 of his options with an exercise price of $1.74 per share and expiring in July 2000, so that the Company would have enough authorized shares available to issue the new shares and warrants. As part of the agreements with these individuals, the Company agreed to reissue the surrendered instruments as warrants when, as and if Scriptel is first able to do so, but in no event later than when Scriptel stockholders approve an increase in the amount of authorized shares, at a price of $0.75 per share, and with an expiration date of six years after the date of any reissue under these provisions. Scriptel also committed to use its best efforts to obtain stockholder approval to an increase in its authorized shares. Kevin Woodbridge, a director at the time, also relinquished 500,000 options (see below). If all of these are subsequently reissued, management estimates the incremental value of the reissued options or warrants at approximately $200,000, assuming current market prices; because of the uncertainties relating to the requirement for available authorized shares, the actual value to be recorded is not known, and will be recorded only when these contingencies are resolved and the warrants are actually issued.

     The Company issued 100,000 options in January 1996 to Bernard Eckstein, a director, as compensation for his services in helping with year end activities. The options are exercisable at a price of $0.75 per share (the market price at the date of grant), and expire in January 2001. The estimated value of $62,000 was charged to administrative expense in the first quarter of 1996.

     The Board of Directors approved in April 1996 a repricing and reissuance of all the options owned by Kevin Woodbridge, a director at the time. This is additional compensation for his continuing to operate under a consulting contract with the Company without receiving his retainer fee for eight months, relinquishing part of his retainer and part of his stock options to obtain a release of a 1995 judgment against the Company on a cognovit note, and relinquishing 500,000 currently owned options for cancellation so that the Company could use those authorized shares in its current financings. At December 31, 1995, Mr. Woodbridge owned 845,797 options with exercise prices ranging from $1.43 to $2.00 per share and with expiration dates of 1996 to 2000. All of his options will be reissued with a new expiration date of April 1, 2000 and with a new exercise price of $0.50 per share. Mr. Woodbridge also has rights to immediate registration of his options through an S-8 filing. If any of these options are relinquished and cancelled, the Company has agreed to reissue them at such time as the stockholders approve the authorization of additional shares. Management estimates the value of the reissuance of currently existing options with new pricing and expiration dates as approximately $161,000. This was recorded in the second quarter of 1996.

     In April 1996, the Board also extended relinquishment and reissue privileges (reissue at an exercise price of $0.75 per share and expiring six years after reissue) to employees and directors, and to CommTech International Management Corp., a major stockholder and option holder. Exercise prices on options owned by these holders generally range from $2.00 to $3.00 per share.

     In connection with a financial public relations agreement dated April 20, 1993, Mr. K. Woodbridge and Woodbridge & Associates ( collectively, "Woodbridge"), an unaffiliated entity at that time , was paid $150,000 and was granted three year options to purchase 1,500,000 shares of Common Stock at a price of $1.69 per share ( the market bid price at the time of grant was $3.50 for unrestricted shares). Under the agreement, as amended, Woodbridge performs financial public relations services and refers the Company to sources of investment capital. The grant of 750,000 of the 1,500,000 Woodbridge options was conditioned on the Company's stockholders approving an increase in the Company's authorized shares at the 1994 Annual Meeting. An additional 175,000 share options were granted to Woodbridge under the Company's Stock Option Plan in December 1993, also conditioned on the stockholders approving an increase in the Company's authorized shares at the 1994 Annual Meeting. The agreement with Woodbridge was amended on two occasions prior to December 31, 1994. Under such amendments, Woodbridge has received an aggregate retainer of $130,000 through December 1995 and will continue to receive $5,000 per month until his contract is renegotiated or terminated. Additionally, Woodbridge has received reimbursement of documented travel and other expenditures of $82,000 in 1993 and $100,000 in 1994. In November 1994, the Company granted an additional 300,000 options at an exercise price of $2.00 per share, expiring in 1997, in accordance with the October 1994 amendment to the consulting agreement with Woodbridge. At the date of grant, the bid price of the underlying Common Stock on the over-the-counter market was $3.375 per share. The consulting agreement further provided for grants of 100,000 options on February 28, 1995 and 100,000 options on May 31, 1995, on the same terms, provided that Woodbridge continued to provide services to the Company on those dates. These options were granted on those dates. Pursuant to the agreement, Woodbridge could appoint an individual to the Company's Board of Directors. Mr. Woodbridge became a Director of the Company in June 1995 and he resigned in 1996. All consulting agreements with Woodbridge have now expired. Woodbridge cannot now name a member to the Board. Mr. Woodbridge also received 80,000 options at an exercise price of $1.43 per share in 1995.

     On January 17, 1995, the Company issued demand cognovit promissory notes in the combined principal amount of $200,000 to Mr. Krumm and Mr. Jacobs for funds in that amount. Upon demand, interest of $20,000 was payable. If the Company defaults in payment when demand is made, the notes bear interest at 18% per annum. The Company repaid Mr. Krumm's note with $10,000 interest in February 1995. The Company paid the $10,000 interest and $22,500 of principal on Mr. Jacob's note in April 1995, and an additional $20,000 of principal in May 1995, and the remaining $57,500 of principal in November 1995.

     On January 31, 1995 and March 2, 1995 the Company issued demand cognovit promissory notes in the principal amount of $100,000 and $175,000, respectively, to Standard Energy Company for funds in that amount. The Company paid off these notes, with $10,000 and $25,000 interest, respectively, in April 1995.

     In February 1995, the Company paid $10,000 of principal and interest on a demand note payable to Standard Energy Company.

     Between May 10 and November 2, 1995 the Company borrowed $1,375,000 from Standard Energy Company under ten separate demand cognovit promissory notes. Upon demand, total interest of $195,000 is due. One of the notes in the amount of $70,000 dated May 15, 1995, together with interest of $10,000, was paid off on May 19, 1995. One note in the amount of $150,000 dated November 2, 1995, together with interest of $10,000, was paid off on November 6, 1995.

     On October 16, 1995 the Company borrowed $40,000 under a demand cognovit note from a relative of Mr. Jacobs. A principal payment of $30,000 was made on October 20, 1995, and the remaining $10,000 of principal and $10,000 of interest was paid on November 6, 1995.

     In January through June 1995 Coloray sold certain equipment which was not being used. Proceeds were $380,000, which approximated the net book value of the assets sold. These assets were included as assets held for sale at December 31, 1994 in the consolidated balance sheets. Half of the proceeds, or a total of $190,000 were paid to Standard Energy Company against notes (see above) to obtain release of liens on the assets.

     On March 9, 1992 the Company loaned $90,000 to Mr. France which was used by Mr. France to exercise options to purchase 60,000 shares of Common Stock at $1.50 per share. The note is due on demand and bears interest at the rate of 10%. On December 30, 1992, an additional $75,000 was loaned to Mr. France. This was originally due on December 31, 1993, with interest at 10%. The proceeds of this loan were used by Mr. France to exercise options to purchase 50,000 shares at $1.50 per share. As of December 31, 1995, $71,000 in principal and interest was due on the March note and $81,000 was due on the December note. In 1994, the Compensation Committee of the Board of Directors changed the terms of the note to defer further payments of interest and the principal balance on both notes until December 31, 1995. In addition, the Company has made and expensed net advances to Mr. France of approximately $91,000 through December 31, 1995 against a $100,000 bonus included in his former employment contract. Although the Board declared this bonus be paid to Mr. France in 1995, Mr. France refused to accept it.

     In 1995, Coloray borrowed a total of $106,000 from certain of its officers to cover payroll and other immediate needs. These notes were payable on demand with interest at 12% to 20% of the principal. Coloray repaid $72,000 of principal and $14,000 of interest in 1995.

     From January 1996 through May 1996, the Company borrowed a total of $672,000 in five separate transactions with Mr. Jacobs and Mr. Krumm, creditors and stockholders of the Company. The loans are payable on demand, and bear interest at stated amounts up to 41% of principal. The Company repaid $141,000 to Mr. Jacobs through the end of June 1996. A $200,000 loan from Mr. Krumm requires payment from first proceeds available from a large financing transaction.

     Ampsco has had continuing losses from operations since acquisition, and at December 31, 1995 had an accumulated deficit in stockholders' equity of approximately $2.2 million. To cut the ongoing losses and to focus the Company on the computer peripheral segment, in April 1996 the Company sold all of the Common Stock of Ampsco. No appraisal of Ampsco was made in connection with this transaction. The buyer was 1896, Inc., a corporation headed by Thomas J. Leukart, a director of the Company at the time of sale. Dennis J. Leukart, president of Ampsco at the time of the sale is a brother of Thomas Leukart and the father-in-law of Mr. France. As part of the agreement of sale, both Thomas Leukart and Dennis Leukart resigned from their positions with the Company and cancelled their employment agreements. Thomas Leukart also resigned as Director of the Company.

     The buyer of Ampsco issued a Promissory Note (the "Note") to the Company in partial payment of the purchase price. The Note was for $650,000, with interest at 5%. Interest was payable monthly, with the entire principal balance due on April 1, 1999. Management believes that collection of the Note is improbable. The Company sold this Note to Mr. Jacobs, (who had a security interest in the Ampsco shares which were sold) for a $100,000 reduction in notes payable to Mr. Jacobs.


     The remaining payments of the purchase price were to be in the form of monthly royalties at 2% of Ampsco's collected sales for a ten-year period. These payments were subject to a maximum of $100,000 per year. (Ampsco's sales in 1995 were $1,827,000, which would have resulted in a royalty payment of approximately $37,000 had the agreement then been in effect.) The buyer received from Mr. Jacobs an option until March 31, 1999 to purchase for $375,000 the land and buildings Ampsco occupies, which is also subject to full payment on the Note. If the Note were paid and the option exercised, no further royalty payments would be required. The Company also sold its rights to royalties to Mr. Jacobs as part of the $100,000 reduction of debt note above.

     The Company is contractually obligated on Ampsco's notes payable to Stimsonite Corporation ("Stimsonite"). Stimsonite has obtained a judgment against the Company on this debt. Management estimates that it is improbable that Ampsco could pay the creditor or repay Scriptel if Scriptel is forced to pay the creditor. The Company has recorded a loss on disposal of Ampsco of $450,000 to recognize the full contractual obligation to Stimsonite. The Company is also negotiating with the creditor to settle the debt for a reduced amount. As part of the agreement to sell the Common Stock of Ampsco, the Company contributed its $2.2 million intercompany receivable from Ampsco to the capital of Ampsco. This resulted in almost complete liquidation of Ampsco's stockholders deficit, and the buyer assumed the remaining $22,000 of net liabilities of Ampsco. The Company recorded this assumption of net liabilities as a reduction of the loss on disposal at December 31, 1995. The Company also recorded a loss of $20,000 at December 31, 1995 for the anticipated loss from operations of Ampsco until the disposal date in April. The net result of these three items is that the Company has recorded a net loss of $448,000 in 1995 on the disposal of Ampsco.

     In June 1996, Mr. Krumm loaned $30,000 to the Company under a demand cognovit promissory note at 18% per annum interest. In consideration for the loan, and for Mr. Krumm's forbearance in not demanding repayment of other notes, the Company reduced the price of 1,020,000 warrants held by Mr. Krumm from $1.69 per share to $0.40 per share, and extended the expiration date of the warrants from 1997 to March 2001. The estimated value of the repricing and extension, $340,000, was expensed as a finance charge in the second quarter of 1996.

     In June 1996, Sonata Investment Company loaned $45,000 to the Company under a demand cognovit note. On demand, $10,000 of interest will also be due. In consideration for the loan, and for Sonata's forbearance in not demanding repayment of another note, the Company agreed to issue to Sonata warrants to purchase 500,000 shares of Common Stock at $0.50 per share and which would expire six years after issuance. Such warrants are contingent upon having available authorized shares from the Company's first-expiring unexercised options or warrants, or from approval by the Company's stockholders of an increase in authorized shares. If issued now, and assuming current market prices, management estimates the value of the warrants at $216,000: because of the uncertainties relating to the requirement for available authorized shares, the actual value to be recorded is not known, and will be recorded only when these contingencies are resolved and the warrants are actually issued.

     In May 1996, Mr. France retired and resigned his positions as an officer and director of the Company. Mr. France received a severance package of: continuation of his salary through September 1996, cancellation of all old options (a total of 1,425,467 options, including the 800,000 he relinquished as outlined above) held by Mr. France and issuance of new options to purchase 1,500,000 shares of Common Stock at $0.68 per share and which expire in May 1999, severance pay of $150,000, and cancellation of all of the Company's notes receivable (approximately $150,000) and advances receivable (approximately $100,000) from Mr. France. The Company has engaged Mr. France to act as a consultant in arranging financings for the Company. If these efforts are successful, Mr. France will receive in cash 9% of the amount raised (which will first be used to pay the severance costs outlined above) plus an additional $150,000 if more than $5 million is raised by year end. Bernard Eckstein, a director of the Company since 1992, has been appointed as the Company's Chairman and Chief Executive Officer. J. Vance Holloway, President and Chief Operating Officer of Scriptel Corporation, has been appointed as President and Chief Operating Officer of Scriptel Holding, Inc.


      The Company did not have the funds to pay its employees in April, May and June 1996. To recognize the sacrifices made by the employees during this period, and to partially compensate them for their continued dedication and service, in June 1996 the Company reduced the exercise price to $0.40 per share on 1,805,700 options and 255,337 warrants owned by the employees. Expiration dates were not changed. Formerly, such options and warrants carried exercise prices ranging from $0.75 per share to $4.00 per share. In addition, the Company issued a total of 122,000 options at $0.40 per share to employees. The estimated value of the repricing ($228,000) and issuance ($33,000) was expensed in the second quarter of 1996.


     The Company also agreed to issue a one time stock grant to employees of Scriptel at June 1, 1996 equal in value to twice each employee's monthly salary, and valued at $0.75 per share. This grant approximates 244,000 shares. The Company will also pay the employees' taxes on the stock grant, subject to the availability of cash. A charge of $311,000 has been recorded in the first quarter of 1996 as the value of the grant plus taxes.


     As of May 21, 1996, the Company agreed to amend all amounts owed to Mr. Jacobs or his affiliates to bear interest at 18% per annum from that date. This affected loans totaling approximately $3,000,000. The loans had previously accrued interest at stated amounts or at per annum rates of 10% to 12%.


    In June 1996, the Company committed to issue to Mr. Bernard Eckstein, the Company's Chairman and Chief Executive Officer, as part of his employment negotiations, options to purchase 500,000 shares of Common Stock at an exercise price of $0.40 per share and which will expire five years after issuance. Issuance of these options is contingent on the availability of authorized shares. The value of the options (estimated at $167,000 if issued now) will be expensed when they are issued. The Board of Directors also set the compensation of Mr. Eckstein at an annual base salary of $150,000 beginning on May 16, 1996.


     In July 1996, the Company entered into several agreements with its officers, eight employees, and two consultants. Under these agreements, the individuals agreed to let the Company use in its current financings the authorized shares represented by a total of 2,616,147 options and warrants held by these individuals. All of such released authorized shares were used. Further, the individuals have agreed not to exercise their options and warrants until such time as authorized shares become available (e.g., from an increase in authorized shares approved by stockholders). The Company also agreed to issue an additional option to each individual for each of the 2,616,147 authorized shares used, as soon as authorized shares become available. The additional options will have an exercise price of $0.40 per share and will expire five years after their issuance. The estimated value of $882,000 for the release, subsequent use, and subsequent issuance of additional options will be expensed when the authorized shares become available and the new options are issued.

     In May 1996, certain of the Company's officers agreed to defer that part of their annual compensation which exceeded $85,000 until such time as the Company's cash situation improved. As part of the agreements with these individuals (including Bernard Eckstein, J. Vance Holloway, Edward Palmer and Frederick A. Niebauer), the Company agreed to pay interest at 10% per annum on the amounts deferred, and agreed to issue an option to purchase one share of Common Stock at an exercise price of $0.40 per share and with an expiration date of five years after issuance (which options are subject to availability of authorized shares) for each dollar of salary deferred. These would total 195,000 options if such deferral continued for a year, and similar amounts annually thereafter.

     In May 1996 the Company engaged Everest Securities, Inc. of Minneapolis, Minnesota in an exclusive investment banking relationship. Everest will advise and consult with the Company, and will use its best efforts to obtain commitments for financings using debt, convertible debt or stock. As part of the agreement, the Company sold to Everest for a nominal amount a warrant to purchase 350,000 shares of common stock at a price of $0.60 per share. The Company also granted Everest an additional warrant to purchase 350,000 shares of common stock at $0.60 per share for services under a prior consulting agreement. Both warrants expire in December 1999. The estimated value of these warrants, $132,000, was expensed as a finance charge in the second quarter.

     The agreement also contains the following provisions. The minimum term is one year, cancelable by either party with ninety days written notice. Upon completion of at least $1,000,000 in funding in any form, the Company will pay $20,000 monthly to Everest for the term of the agreement. Everest will have the right to appoint two (2) directors to the Board of Directors for a minimum period of three years. Everest will get cash placement fees on any financing the Company receives; such fees range from 2% on any financing which Everest does not manage, to 13% on equity funds raised by Everest. In addition, Everest will receive warrants for 10% of any shares tendered on the financings. Generally, such fees are payable on any financings from a source introduced to the Company by Everest, during the term of the agreement and for 60 months thereafter.

     In July 1996, three months after the sale of Ampsco and the closure of Coloray, a total of 1,314,000 options issued to employees of Ampsco and Coloray under the provisions of the 1993 Stock Option Plan expired. In July, the Company also entered into agreements with Mr. Jacobs, Mr. Krumm, Mr. France, and several officers to the effect that, despite prior agreements, the Company could use in its current financings up to 850,000 of the authorized shares freed up by the expiration of these options. The remaining 464,000 options will be issued to Mr. Jacobs under his March 29, 1996 agreement, The $20,000 net value of the expiration and reissuance of these options was expensed in the second quarter.

   The Company's Board of Directors will continue its policy of authorizing or approving transactions in which any director, officer or other affiliate has an interest only if the terms thereof are believed by the Board of Directors to be no more favorable with respect to the interest of any such affiliate than could be obtained from unaffiliated third persons.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     As required by the Securities & Exchange Commission rules under section 16 of the Securities Exchange Act of 1934, the Company notes that the following directors, executive officers and beneficial owners of more than ten percent of the Company's Common Stock filed untimely reports with respect to events in 1995 and prior thereto: Kevin Woodbridge did not file two reports with eight transactions; James W. France, Jr. did not file three reports with three transactions; J. Vance Holloway did not file one report with one transaction; Edward Palmer did not file one report with two transactions; M. Kathy Vieth did not file one report with one transaction; Dennis Leukart did not file one report with one transaction.

FINANCIAL AND OTHER INFORMATION

     A copy of the Company's annual reports on Form 10-K/A for the fiscal year ended December 31, 1995, including financial statements and the financial statement schedules thereto, and the Company's quarterly report on Form 10-Q/A for the period ended June 30, 1996, will be furnished without charge to each stockholder who requests one upon written or oral request from the Secretary of Scriptel Holding, Inc., 4153 Arlingate Plaza, Columbus, Ohio 43228, phone (614) 276-8402. The Company's Annual Report to Stockholders is attached to this proxy statement.

STOCKHOLDER PROPOSALS

     To be considered for inclusion in next year s proxy materials, stockholder proposals to be presented at Company s 1997 Annual Meeting (expected to be in May 1997) must be in writing and be received by the Company no later than November 30, 1996.

OTHER BUSINESS

     The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgement on such matters.

By Order of the Board of Directors


Philip A. Schlosser, Secretary


August 24, 1996

APPENDIX A

PROPOSED AMENDMENT TO ARTICLE 4 OF THE CERTIFICATE OF
INCORPORATION OF SCRIPTEL HOLDING, INC.

ARTICLE 4.

    A. Authorized Capital Stock. The Corporation shall be authorized to issue an aggregate number of 140,000,000 shares of capital stock, of which 125,000,000 shares shall be designated shares of "Common Stock" having a par value of $0.10 each and 15,000,000 shares shall be designated shares of "Preferred Stock" having a par value of $0.10 each.

    B. Rights of Classes of Common Stock. Each share of Common Stock shall be equal in all respects, including, without limitation, with respect to rights to dividends, distributions and liquidation proceeds.

    C. Rights of Common Stock Upon Liquidation. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a "Liquidation"), and immediately after the holders of Preferred Stock shall have been paid in full their liquidation, dividend and other distribution preferences, if any, the holders of shares of Common Stock shall be entitled to receive the net assets of the Corporation remaining, if any, which shall be distributed to the holders of Common
Stock in proportion to their respective ownership of shares of Common
Stock. The Corporation's consolidation or merger with any other entity or group of entities, or the Corporation's sale or transfer of all or substantially all of the Corporation's assets, shall not be deemed a Liquidation within the meaning of the provisions of this Article 4.

    D. Preferred Stock. The Corporation's Board of Directors is authorized, from time to time, to issue the shares of Preferred Stock in one or more series, and in connection with the creation of each such series, the Corporation's Board of Directors is authorized to fix by resolution or resolutions providing for the issuance of such shares thereof
(i) the division of any class of Preferred Stock into series, and the designation and authorized number of shares of each such series; (ii) the dividend or distribution rate, if any, for each such series; (iii) the dates of payment of dividends or distribution, if any, and the date from which they are cumulative, if at all, for each such series; (iv) redemption rights and a redemption price for each such series; (v) a liquidation price for each such series; (vi) sinking fund requirements for each such series;
(vii) conversion rights for each such series; and (viii) restrictions on the issuance of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware, subject only to the limitations provided herein.

Scriptel Holding, Inc.
4153 Arlingate Plaza
Columbus, Ohio 43228

PROXY

     This Proxy is solicited on behalf of the Board of Directors of Scriptel Holding, Inc.

     The undersigned hereby appoints J. Vance Holloway, Philip A. Schlosser and Frederick A. Niebauer as Proxies, each with the power to appoint his or her own substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of SCRIPTEL HOLDING, INC. held of record by the undersigned on July 26, 1996, at the Annual Meeting of Stockholders to be held on September 24, 1996 or any adjournment thereof.

Instruction: Please indicate your vote in the spaces below by an  X .

                                                              WITHHOLD
                                          FOR                AUTHORITY
                                        nominees        to vote for nominees
                                       listed below        listed below
1. Election of Directors:

For Terms expiring in 1998:

Bernard Eckstein                         _______              _______

For Terms expiring in 1999:

Philip A. Schlosser, Ph.D.               _______             ________


                                                     FOR    AGAINST    ABSTAIN
 2.Proposal to amend the Certificate of Incorporation
to increase the authorized shares of Common Stock
from 50,000,000 shares to 125,000,000 shares,
$0.10 par value.                                   ______    ______    _______

3. Proposal to amend the Certificate of Incorporation
to authorize a class of 15,000,000 shares of undesignated
Preferred Stock.                                   ______    ______    _______

4. Proposal to amend the 1993 Stock Option Plan to
increase the amount of shares of Common Stock which
may be issued thereunder from 5,000,000 shares to
7,500,000 shares.                                  ______    ______    _______

5. Proposal to appoint Norman, Jones, Enlow & Co.
as the Company's independent public accountants
for the fiscal year ending December 31, 1996.      ______    _______   _______

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for all directors as nominated and for proposals 2, 3, 4 and 5.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign a partnership name by authorized person.

Dated:__________________          _________________________________________
                                                            Signature


_________________________________________
                                       Signature if held jointly

PLEASE MARK YOUR VOTE, SIGN AND DATE THE PROXY CARD, AND RETURN
THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

NAME OF STOCKHOLDERS
COMPANY if applicable
ADDRESS
CITY STATE ZIP